Exhibit 10.1

Execution Version

THREE PARTY AGREEMENT

among

MESA AIR GROUP, INC.,

MESA AIRLINES, INC.,

UNITED AIRLINES, INC.,

REPUBLIC AIRWAYS HOLDINGS INC.

and

MESA REPRESENTATIVE

Dated as of April 4, 2025

TABLE OF CONTENTS

		Page

ARTICLE I

CERTAIN PRE-CLOSING AND CLOSING TRANSACTIONS

Section 1.1	CRJ Asset Impairment Losses	1
Section 1.2	Inspections	2
Section 1.3	FTI Fees and Legal Fees	2
Section 1.4	Closing Date Extinguishment and/or Assumption of Mesa Obligations; Payment of United Closing Payment Amount	2
Section 1.5	Primary Issuance	4
Section 1.6	Termination of Mesa CPA	4
Section 1.7	Mesa’s Delivery of Proposed Final Closing Statement and United’s and NewCo’s Responses Thereto	4
Section 1.8	UST Loan	12
Section 1.9	Archer Agreements	12
Section 1.10	Malta	15

ARTICLE II

POST-CLOSING TRANSACTIONS RELATED TO MESA OBLIGATIONS; ASSET SALES

Section 2.1	Disposition of the Shares	15
Section 2.2	United Debt Forgiveness; No Further Recourse for United Beyond the United Shares; Indemnification	18
Section 2.3	Asset Sales	18

ARTICLE III

CERTAIN REIMBURSEMENTS FOR PILOT TRAINING.

Section 3.1	Subject CRJ Pilots	21
Section 3.2	Certified E175 Pilot Payments	22

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Section 4.1	Organization and Qualification	22
Section 4.2	Authority	22
Section 4.3	No Conflict	23
Section 4.4	Required Filings and Consents	23
Section 4.5	Pre-Close Assets Sales Documentation	23
Section 4.6	No United Triggering Events. United represents and warrants to Republic and Mesa that there are no, and have been no, United Triggering Events, and that there are no currently contemplated United Triggering Events	23

i

APPENDICES

Appendix A	[Intentionally Omitted]
Appendix B	[Intentionally Omitted]
Appendix C	[Intentionally Omitted]
Appendix D	[Intentionally Omitted]
Appendix E	[Intentionally Omitted]
Appendix F	[Intentionally Omitted]
Appendix G	[Intentionally Omitted]
Appendix H	[Intentionally Omitted]
Appendix I	[Intentionally Omitted]

ii

Appendix J	[Intentionally Omitted]
Appendix K	Rate Escalation Credit
Appendix L	Sample Mesa Trial Balance

EXHIBITS

Exhibit 1	[Intentionally Omitted]
Exhibit 2	[Intentionally Omitted]
Exhibit 3	Form of United Assignment & Assumption Agreement (Mesa Obligations)
Exhibit 4	Form of Escrow Agreement
Exhibit 5	Releases

SCHEDULES

Schedule 1.7(o)	Illustrative Examples
Schedule 4.8	Mesa Pilots
Schedule 6.16	Intended Tax Treatment
Schedule 6.17	Lock-Up

iii

THIS THREE PARTY AGREEMENT (together with the appendices, exhibits and schedules attached hereto, this “Agreement”), dated as of April 4, 2025 is made by and among Mesa Air Group, Inc., a Nevada corporation (“Mesa”), Mesa Airlines, Inc., a Nevada corporation (“Mesa Airlines”), United Airlines, Inc., a Delaware corporation (“United”), Republic Airways Holdings, Inc., a Delaware corporation (“Republic”), and Mesa Shareholder Representative, LLC, a Nevada limited liability company (the “Mesa Representative” and together, with Mesa, Mesa Airlines, United and Republic, the “Parties”).

RECITALS

WHEREAS, concurrently with the Parties’ entry into this Agreement, Mesa and Republic are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Republic will be merged with and into Mesa, with Mesa continuing as the surviving corporation in such merger (the “Merger”, and Mesa as the surviving corporation, “NewCo”);

WHEREAS, in connection with the closing of the Merger (the “Closing”) and the post-Closing operation of NewCo, the Parties desire to enter into this Agreement pursuant to which, among other things (and all as set forth in further detail herein), and subject to and in accordance with the terms and conditions contained in this Agreement: (i) Mesa will take certain actions at or prior to the Closing to dispose of certain assets, extinguish certain liabilities and effectuate certain related transactions; (ii) Mesa at the Closing will conduct a primary issuance of a number of shares (the “Shares”) of its common stock, no par value (the “Mesa Common Stock”) in an amount equal to 6% of the issued and outstanding shares of Mesa Common Stock after giving effect to the issuance of Mesa Common Stock in the Merger (such issuance, the “Primary Issuance”), which Shares will subsequently become available to United to satisfy certain liabilities, with any remainder to then become available to NewCo to satisfy certain liabilities, and with any remainder to finally be transferred on a pro rata basis to the Persons who, as of immediately prior to the Effective Time, held shares of Mesa Common Stock (the “Pre-Merger Mesa Shareholders”) as determined pursuant to Section 2.1; and (iii) United will reimburse NewCo for certain costs and expenses; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations and warranties on which each Party has relied as a material inducement for such Party’s execution and delivery of this Agreement, and also in consideration of the covenants and agreements set forth herein, and subject to the conditions herein contained, and for other good and valuable consideration, the receipt, validity and sufficiency of which are acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

CERTAIN PRE-CLOSING AND CLOSING TRANSACTIONS

Section 1.1 CRJ Asset Impairment Losses. Prior to the Closing, Mesa shall recognize all impairment losses in respect of the CRJ Assets.

Section 1.2 Inspections. Prior to the Closing, reasonably promptly following written request from time to time from either United or Republic, Mesa shall (a) make all of the applicable assets (determined in relation to any such written request) referenced in Appendix D (including any and all records relating thereto) reasonably available to United, Republic and their respective Representatives in each case as reasonably necessary to confirm the existence of such assets and/or to allow United, Republic or their Representatives to inspect the condition of such assets and (b) shall cause Mesa’s applicable personnel and Representatives to be reasonably available in furtherance of the same; provided that (i) each such written request from United or Republic (as the case may be) shall include reasonable detail as to the assets being requested for inspection (and, if applicable, the records relating thereto), (ii) all inspections pursuant to this Section 1.2 shall be performed in a manner that minimizes unreasonable disruption to Mesa’s personnel, business and revenue service operations (the existence of any such disruption to be determined reasonably by United or Republic, as applicable) and during normal business hours.

Section 1.3 FTI Fees and Legal Fees. At the Closing, Mesa shall pay to (i) FTI any and all remaining FTI Fees in full and final satisfaction of all amounts due or reimbursable to FTI or any of its Affiliates by Mesa or any of its Affiliates in connection with the FTI Fee Letter and any other engagement letter or similar Contract between FTI or any of its Affiliates, on the one hand, and Mesa or any of its Affiliates, on the other hand (in each case, other than customary indemnification obligations that survive the termination of the FTI Fee Letter) and (ii) its legal counsels any and all remaining Legal Fees in full and final satisfaction of all amounts due or reimbursable to such legal counsels by Mesa or any of its Affiliates in connection with the preparation, negotiation and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

Section 1.4 Closing Date Extinguishment and/or Assumption of Mesa Obligations; Payment of United Closing Payment Amount.

(a) At the Closing, if the Mesa Working Capital Surplus is an amount greater than $0, then Mesa shall use all of its cash and cash equivalents (other than the Mesa Representative Expense Fund) to pay off, retire and otherwise extinguish all of the Mesa Obligations until such time as the earlier to occur of (x) the Mesa Working Capital Surplus, after giving effect to the foregoing, is an amount equal to $0 and (y) the extinguishment of all cash and cash equivalents (other than the Mesa Representative Expense Fund). Any remaining cash and cash equivalents will then be applied against any United Debt. At the Closing, Mesa shall pay to the Mesa Representative an amount in cash equal to $*** (the “Mesa Representative Expense Fund”) and the Mesa Representative shall utilize the Mesa Representative Expense Fund solely to perform its obligations hereunder, with the Mesa Representative Expense Fund Remainder (as defined below) to be remitted to United as provided in Section 2.1(b). If, prior to the filing of the Form S-4, there is any circumstance in which the Net Debt Amount is reasonably likely to be less than zero, then the Parties shall discuss in good faith any reasonable and appropriate revisions to the terms and conditions of this Section 1.4(a) to address the treatment of any excess cash or cash equivalents on Mesa’s balance sheet, but, notwithstanding the foregoing, no Party shall have any obligation under this sentence to agree to any such revisions.

(b) [Reserved].

(c) Subject to Section 1.7, at the Closing, and following the completion of the transactions contemplated by Section 1.4(a), United shall, at its option, as to each remaining Mesa Obligation as of the Closing (each amount, a “Pre-Closing Mesa Obligation”), and in each case, subject to the receipt of the applicable Mesa Payoff Letters, (i) on behalf of Mesa, directly repay, or cause the repayment of, in each case, in full such Pre-Closing Mesa Obligation (other than in respect of any indemnification obligations that survive termination and/or any intercompany loans by and among Mesa and its subsidiaries); (ii) if permitted by the terms of the applicable Pre-Closing Mesa Obligation, assume in full from Mesa (pursuant to the form of assignment and assumption agreement set forth on Exhibit 3) such Pre-Closing Mesa Obligation; or (iii) pay to NewCo cash in an amount sufficient for NewCo to fully extinguish such Pre-Closing Mesa Obligation (other than in respect of any indemnification obligations that survive termination and/or any intercompany loans by and among Mesa and its subsidiaries); provided, that (a) with respect to Mesa Obligations within clause (a), (c) or (d) of the definition thereof, United shall satisfy its obligations under this Section 1.4(c) by acting pursuant to clause (iii) of this Section 1.4(c), and (b) United’s obligations under this Section 1.4(c) shall be reduced on a dollar for dollar basis by (without duplication) both (x) the aggregate Non-Eligible Asset Credit and (y) the Working Capital Surplus; provided, further, that (a) United shall be permitted to elect, at its sole discretion, which portion of Mesa Obligations will be reduced on a dollar for dollar basis pursuant to the foregoing proviso and (b) for the avoidance of doubt, with respect to Mesa Obligations within clause (a) of the definition thereof, United shall be deemed to have satisfied its obligations under this Section 1.4(c) by paying to NewCo an amount of cash pursuant to clause (iii) of this Section 1.4(c) equal to the Mesa Working Capital Shortfall.

(d) At the Closing, Mesa shall provide United with any and all books and records relevant to the Mesa Obligations, United Debt or any applicable assets in connection with this Agreement, including the Supporting Documentation.

(e) No later than five (5) Business Days prior to the Closing, Mesa shall provide United with payoff letters (to the extent reasonably available following Mesa’s use of reasonable best efforts to obtain the same) from the applicable lenders with respect to all Pre-Closing Mesa Obligations that are the subject of Section 1.4(c) together with all termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests and other similar discharge or release documents (in recordable form, if applicable) as are reasonably necessary to release as of record all Liens securing any Pre-Closing Mesa Obligation (collectively, the “Mesa Payoff Letters”).

(f) From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 5.1, Mesa shall, and shall cause each of its Subsidiaries and each of their respective management to use reasonable best efforts to provide cooperation to United as reasonably requested by United in connection with United’s obligations hereunder; provided, that other than the following clauses (i) through (iii), nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of Mesa or any of its Subsidiaries, in each case, in Mesa’s reasonable judgment. Such cooperation will include (i) assisting in the execution and delivery of, and preparation of, any definitive financing documents (including schedules thereto and the payoff of any existing indebtedness) as may be reasonably requested by United, (ii) furnishing, at least three (3) Business Days in advance of the Closing Date, all documentation and other information required by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 and/or (iii) providing or obtaining customary evidence of authority, customary officer’s certificates, legal opinions and solvency certificates in the form required by United, in each case, as reasonably requested by United.

Section 1.5 Primary Issuance. At the Closing, Mesa shall issue the Shares, in book-entry form, to the Exchange Agent, pursuant to the Escrow Agreement in substantially the form attached hereto as Exhibit 4 (the “Escrow Agreement”), which Escrow Agreement the Parties shall execute and deliver to each other at the Closing.

Section 1.6 Termination of Mesa CPA. The Parties acknowledge and agree that Mesa and United have delivered the releases effective as of the Closing in connection with the termination, effective as of the Closing, of the Existing Mesa CPA in that certain Mutual Release executed concurrently with this Agreement and attached to this Agreement as Exhibit 5, and that, at the Closing, Mesa and United will deliver to Republic reasonable evidence of the termination of the Existing Mesa CPA. NewCo shall use good faith efforts to perform or cooperate (as applicable) with respect to any Mesa or Mesa Airlines obligations under the Existing Mesa CPA, in each case to the extent (a) such obligations arise in the normal course of business following such termination due to the actions or inactions of Mesa or Mesa Airlines prior to such termination (including processing insurance claims and cooperating in any litigation or passenger claims but excluding, for the avoidance of doubt, any final reconciliations of pre-Closing underpayments or overpayments, as each of Mesa and United will have waived, pursuant to the releases in the form attached hereto as Exhibit 5, its rights to recoup pre-Closing underpayments or overpayments) and (b) such performance or cooperation would not require NewCo to incur more than de minimis out-of-pocket costs. Following the termination of the Existing Mesa CPA at the Closing and until the date that is 180 days following the Closing, and notwithstanding such termination, United shall continue to reimburse to NewCo any and all Pass-Through Costs (as defined in the Existing Mesa CPA) incurred by Mesa and its Affiliates prior to such termination to the extent United would otherwise be obligated to reimburse such costs had the Existing Mesa CPA not terminated (but subject in all events to applicable dispute resolution and audit provisions set forth in the Existing Mesa CPA, which provisions shall survive for the purpose of this sentence); provided, however, that, notwithstanding the foregoing, this sentence shall not apply as to any costs that have been paid off, released or extinguished by operation of Section 1.4(c) of this Agreement.

Section 1.7 Mesa’s Delivery of Proposed Final Closing Statement and United’s and NewCo’s Responses Thereto.

(a) Notice of Merger Closing. Prior to the Closing, Mesa and Republic shall keep United reasonably apprised of the anticipated timeline to the Closing.

(b) Pre-Closing Delivery of Appendix C. No later than 21 days following the end of the first completed calendar month following the date of this Agreement and each month thereafter, Mesa shall deliver to United and Republic a draft of Appendix C, calculated as of the end of such calendar month. Without limiting the foregoing, Mesa shall at all times cooperate reasonably and in good faith with United and Republic (including making personnel, records and Supporting Documentation reasonably available) to answer any questions and to provide additional information as to its financial reports, Supporting Documentation and any and all assumptions and components relevant to the foregoing in this Section 1.7(b).

(c) Proposed Final Closing Statement. By no later than 10 Business Days prior to the Closing Date (the “Proposed Final Closing Statement Deadline”), Mesa shall deliver to United and Republic a statement (the “Proposed Final Closing Statement”) setting forth, in reasonable detail, Mesa’s good faith calculation, as of the end of the Closing Date, of the estimated Net Debt Amount (such calculation, the “Proposed Estimated Net Debt Amount”), together with Supporting Documentation (including the updated Mesa trial balance contemplated by such defined term) relating thereto, including any assumptions made with respect to valuations of assets and resulting proceeds from the sale of such assets; provided that the Proposed Estimated Net Debt Amount shall be determined in the format of, and in accordance with the methodology set forth in, Appendix C and the Asset Valuation Methodology. Mesa shall at all times cooperate reasonably and in good faith with United and Republic (including making personnel, records and Supporting Documentation reasonably available) to answer any questions and to provide additional information to United as to any and all assumptions and components relevant to the Proposed Final Closing Statement, including as needed to update or adjust the Proposed Final Closing Statement.

(d) United and Republic Response to Proposed Final Closing Statement. By no later than five (5) days following the date on which United and Republic have received the Proposed Final Closing Statement and all additional documentation relating thereto required by Section 1.7(c) (such period, the “Pre-Closing Dispute Period”), each of United and Republic shall have the independent right to notify the other Parties in writing as to any objections to Mesa’s calculation of any of the amounts reflected on the line items of the Proposed Final Closing Statement that would result in the Net Debt Amount being incorrect either upwards or downwards in an amount that is equal to at least $*** in the aggregate (such written notice, the “Pre-Closing Dispute Notice” and each such item, a “Pre-Closing Disputed Item”); provided, however, that in each case United and/or Republic shall notify the other two Parties in writing of each Pre-Closing Disputed Item and specify in reasonable detail the amount in dispute and the basis therefor, together with reasonable supporting materials. During the Pre-Closing Dispute Period, Mesa shall make available or cause to be made available to United and Republic and their respective Representatives (during regular business hours and upon reasonable prior notice), at Mesa’s sole cost and expense, (x) the books and records relating to the preparation of the Proposed Final Closing Statement and (y) Mesa’s accounting personnel and advisors, in each case, as reasonably requested by United. If each of United and Republic does not deliver a Pre-Closing Dispute Notice prior to the expiration of the Pre-Closing Dispute Period, then (i) the Proposed Final Closing Statement shall be deemed accepted and agreed to by United and Republic (the “Final Closing Statement”) and (ii) Mesa’s calculation of the Proposed Estimated Net Debt Amount shall be deemed to be the Net Debt Amount for all purposes of this Section 1.7 and Section 5.1(b)(i), and shall be final and binding upon the Parties for all such purposes, subject to Sections 1.7(g), (h), (i) and (j).

(e) Efforts to Resolve Pre-Closing Disputes Among the Parties. If either United or Republic timely delivers a Pre-Closing Dispute Notice, then for a period of 14 days following such delivery date (or, if each of United and Republic timely delivers a Pre-Closing Dispute Notice, then for a period of 14 days following the later of the two delivery dates) (such period, as applicable, the “Pre-Closing Resolution Period”), the Parties shall use commercially reasonable efforts (including Mesa making its personnel and records reasonably available to United and Republic) to amicably resolve the Pre-Closing Disputed Items and determine the Final Closing Statement and the Net Debt Amount. Any Pre-Closing Disputed Items so resolved by the Parties shall be deemed to be final and correct as so resolved and shall be binding upon the Parties for all purposes of this Section 1.7 and Section 5.1(b)(i), subject to Sections 1.7(g), (h), (i) and (j).

(f) Resolution of Pre-Closing Disputes by Independent Valuation Firm. If the Parties are unable to resolve all of the Pre-Closing Disputed Items during the Pre-Closing Resolution Period, then the Parties shall refer the remaining Pre-Closing Disputed Items (the “Pre-Closing Remaining Items”) to an independent valuation firm (an “Independent Valuation Firm”) mutually agreed by them. The Parties shall furnish the Independent Valuation Firm, on the date of its engagement by them (the “Pre-Closing Engagement Date”), with the Proposed Final Closing Statement, the Pre-Closing Dispute Notice and any Pre-Closing Disputed Items previously resolved by the Parties pursuant to Section 1.7(e). The Parties shall also furnish the Independent Valuation Firm with such other information and documents as the Independent Valuation Firm may reasonably request for purposes of resolving the Pre-Closing Remaining Items and determining the Net Debt Amount. Additionally, within five days after the Pre-Closing Engagement Date, each Party shall provide the Independent Valuation Firm with a written position statement describing in reasonable detail such Party’s position regarding the Pre-Closing Remaining Items and such Party’s resulting calculation of the Net Debt Amount (copies of which shall concurrently be delivered to the other two Parties). If a Party fails to timely deliver such position statement to the Independent Valuation Firm, the Independent Valuation Firm shall resolve the Pre-Closing Remaining Items solely upon the basis of the information otherwise timely provided to the Independent Valuation Firm in accordance with this Section 1.7(f). Within 15 days after the Pre-Closing Engagement Date, the Independent Valuation Firm shall deliver to the Parties a report specifying its final determination of the Net Debt Amount (which shall be either Mesa’s calculation of the Net Debt Amount, or United’s calculation of the Net Debt Amount, or Republic’s calculation of the Net Debt Amount, but not, under any circumstances, any other calculation of the Net Debt Amount), along with reasonable supporting detail therefor. Such report shall be final, conclusive and binding on the Parties for all purposes of this Section 1.7 and Section 5.1(b)(i), subject to Sections 1.7(g), (h), (i) and (j), and shall not be subject to judicial review. Any delay in delivering such report shall not invalidate such determination or deprive the Independent Valuation Firm of jurisdiction to resolve the Pre-Closing Remaining Items. The costs, fees and expenses of the Independent Valuation Firm shall be shared equally between the two Parties whose proposals were not selected by the Independent Valuation Firm (or, if two Parties submit the same proposal and such proposal is selected by Independent Valuation Firm, then such costs, fees and expenses shall be borne solely by the Party whose proposal was not selected).

(g) Pre-Closing Updates to Net Debt Amount. If, prior to the Closing, Mesa becomes aware at any time following the date on which the Net Debt Amount has been finally determined pursuant to Section 1.7(d), Section 1.7(e) or Section 1.7(f), as applicable (such date, the “Net Debt Amount Final Determination Date”), that the finally determined Net Debt Amount is incorrect in an amount in excess of $*** (either upwards or downwards) due to issues first discovered following the Net Debt Amount Final Determination Date, then Mesa shall be obligated to send the other Parties prompt written notice of the required adjustment to the finally determined Net Debt Amount, together with reasonable detail about such issues and Supporting Documentation relating thereto, including any assumptions made with respect to valuations of assets and resulting proceeds from the sale of such assets, certified by an appropriate officer of such Party. If, prior to the Closing, United or Republic determines in its reasonable discretion that the finally determined Net Debt Amount is incorrect in an amount in excess of $*** (either upwards or downwards) due to issues first discovered following the Net Debt Amount Final Determination Date, then United or Republic, as applicable, may (but shall not be obligated to) send to the other Parties written notice of the required adjustment to the finally determined Net Debt Amount, together with reasonable detail about such issues and Supporting Documentation relating thereto, including any assumptions made with respect to valuations of assets and resulting proceeds from the sale of such assets, certified by an appropriate officer of such Party. Any such notice submitted by a Party pursuant to the prior two sentences shall be referred to herein as a “Net Debt Amount Adjustment Notice.” Each Party that receives a Net Debt Amount Adjustment Notice shall have a period of five (5) days to respond with its agreement with such Net Debt Amount Adjustment Notice or with a good faith written notice including any objections to such Net Debt Amount Adjustment Notice, together with reasonable supporting detail and backup; provided, however, that, if any such receiving Party does not respond with such written notice by such timeframe, then such receiving Party shall be deemed to have accepted all items in such Net Debt Amount Adjustment Notice and all such items shall be deemed to be incorporated into the finally determined Net Debt Amount. In the case that any Party timely submits any such objection to a Net Debt Amount Adjustment Notice, then, until the date that is 14 days following the date on which all such other Parties have received the Net Debt Amount Adjustment Notice and all additional documentation relating thereto required by this clause (g) (such period, the “Net Debt Amount Adjustment Resolution Period”), the Parties shall use commercially reasonable efforts to cooperate reasonably to resolve the issues raised in the Net Debt Amount Adjustment Notice amicably. Upon any written agreement executed by all Parties as to a Net Debt Amount Adjustment Notice, the agreed items in such Net Debt Amount Adjustment Notice shall be deemed incorporated into the finally determined Net Debt Amount for all purposes of this Agreement. For the avoidance of doubt, this Section 1.7(g) (and, if applicable as to any Net Debt Amount adjustment, Section 1.7(h)) shall remain available to the Parties until the Closing as to issues first discovered following the Net Debt Amount Final Determination Date, it being understood that this Section 1.7(g) may be invoked more than once (but may not be invoked as to any item previously agreed among the Parties).

(h) Resolution of Pre-Closing Updates to Net Debt Amount by Independent Valuation Firm. If the Parties are unable to agree on the updates set forth in the Net Debt Amount Adjustment Notice during the Net Debt Amount Adjustment Resolution Period, then the Parties shall refer the applicable disputed items (the “Net Debt Amount Adjustment Disputed Items”) to an Independent Valuation Firm mutually agreed by them. Each Party shall furnish the Independent Valuation Firm, on the date of its engagement by them (the “Second Pre-Closing Engagement Date”), with the Proposed Final Closing Statement, the Pre-Closing Dispute Notice, any Pre-Closing Disputed Items, and any items previously resolved pursuant to Section 1.7(g), as well as the Net Debt Amount Adjustment Notice, and any Net Debt Amount Adjustment Disputed Item. Each applicable Party shall also furnish the Independent Valuation Firm with such other information and documents as the Independent Valuation Firm may reasonably request for purposes of resolving the Net Debt Amount Adjustment Disputed Items and determining the Net Debt Amount. Additionally, within five days after the Second Pre-Closing Engagement Date, each of the Parties shall provide the Independent Valuation Firm with a written position statement describing in reasonable detail such Party’s position regarding the Net Debt Amount Adjustment Disputed Item and such Party’s resulting calculation of the Net Debt Amount (copies of which shall concurrently be delivered to the other Parties). If a Party fails to timely deliver such position statement to the Independent Valuation Firm, the Independent Valuation Firm shall resolve the Net Debt Amount Adjustment Disputed Item solely upon the basis of the information otherwise timely provided to the Independent Valuation Firm in accordance with this Section 1.7(h). Within 15 days after the Second Pre-Closing Engagement Date, the Independent Valuation Firm shall deliver to the Parties a report specifying its final determination of the Net Debt Amount (which shall be either Mesa’s calculation of the Net Debt Amount, or United’s calculation of the Net Debt Amount, or Republic’s calculation of the Net Debt Amount, but not, under any circumstances, any other calculation of the Net Debt Amount), along with reasonable supporting detail therefor. Such report shall be final, conclusive and binding on the Parties for all purposes of this Section 1.7 and Section 5.1(b)(ii) and shall not be subject to judicial review or (subject to Section 1.7(j)) any other form of review. Any delay in delivering such report shall not invalidate such determination or deprive the Independent Valuation Firm of jurisdiction to resolve the Net Debt Amount Adjustment Disputed Items. The costs, fees and expenses of the Independent Valuation Firm shall be shared equally between the two Parties whose proposals were not selected by the Independent Valuation Firm (or, if two Parties submit the same proposal and such proposal is selected by Independent Valuation Firm, then such costs, fees and expenses shall be borne solely by the Party whose proposal was not selected).

(i) Closing Conditional Upon Net Debt Amount Determination and Registration Rights Agreement and Other Shareholder Rights. The Parties acknowledge and agree that the Closing shall be conditioned upon, among other things, (i) the final determination of the Net Debt Amount pursuant to Sections 1.7(c) through (f), (ii) the agreement by all Parties (or final resolution pursuant to Sections 1.7(g) and (h)) as to any adjustment to the Net Debt Amount submitted pursuant to a Net Debt Amount Adjustment Notice, except that, solely in the case of this clause (ii), the Closing may occur without the prior agreement by United as to any Net Debt Amount Adjustment Notice submitted by Mesa or Republic to which United timely objects pursuant to Section 1.7(g) so long as the Net Debt Amount is not adjusted in any manner by such Net Debt Amount Adjustment Notice, and (iii) NewCo entering into the Registration Rights Agreement with United and granting United the other shareholder rights, if any, required to be granted by Section 6.17(b). If the Closing occurs without each of such conditions being satisfied or without United’s express written waiver as to any of such conditions that have not been satisfied, then, notwithstanding anything to the contrary in this Agreement, United shall not be obligated to consummate its obligations arising under this Agreement (including, for the avoidance of doubt, under Section 1.4(c)) until, as to each such condition, either such condition is satisfied in full or United’s express written waiver is obtained; provided however that if, within 30 days following the Closing, each such condition has not either been satisfied or expressly waived by United in writing (such circumstance, the “United Conditions Precedent Failure”), then United’s obligations arising under this Agreement shall be deemed null and void.

(j) Post-Closing Settlement of CPA Reconciliation Amount and Mesa Performance Credit Amount.

(i) By no later than 60 days following the Closing Date (such period, the “Post-Closing Reconciliation and Credit Dispute Period”), United shall have the right to notify the other Parties in writing that it objects to the calculation of the CPA Reconciliation Amount or the Mesa Performance Credit Amount (in each case, as determined pursuant to Sections 1.7(c) through (i)), as applicable (such written notice, the “Post-Closing Reconciliation and Credit Dispute Notice” and each such item, a “Post-Closing Reconciliation and Credit Disputed Item”); provided, however, that in each case United shall specify in reasonable detail the amount in dispute and the basis therefor, together with reasonable supporting materials. During the Post-Closing Reconciliation and Credit Dispute Period, NewCo shall make available or cause to be made available to United and its Representatives (during regular business hours and upon reasonable prior notice), at NewCo’s sole cost and expense, (x) the books and records relating to the preparation of the CPA Reconciliation Amount and Mesa Performance Credit Amount, as applicable, and (y) NewCo’s accounting personnel and advisors, in each case, as reasonably requested by United. If United does not deliver a Post-Closing Reconciliation and Credit Dispute Notice to the Mesa Representative and the other Parties prior to the expiration of the Post-Closing Reconciliation and Credit Dispute Period, then the CPA Reconciliation Amount and the Mesa Performance Credit Amount (in each case, as determined pursuant to Sections 1.7(c) through (i)) shall be deemed to be the CPA Reconciliation Amount or the Mesa Performance Credit Amount, as applicable, for all purposes of this Agreement (including, Section 2.1(b)), and shall be final and binding upon the Parties for all such purposes.

(ii) If United timely delivers a Post-Closing Reconciliation and Credit Dispute Notice, then United and the Mesa Representative shall, for a period of 10 days following the date United delivers the Post-Closing Reconciliation and Credit Dispute Notice to the Mesa Representative and the other Parties (such period, the “Post-Closing Resolution Period”), use commercially reasonable efforts to amicably resolve the Post-Closing Reconciliation and Credit Disputed Items and determine the CPA Reconciliation Amount or the Mesa Performance Credit Amount, as applicable. Any Post-Closing Reconciliation and Credit Disputed Items so resolved by United and the Mesa Representative shall be deemed to be final and correct as so resolved and shall be binding upon the Parties for all purposes of this Agreement (including, Section 2.1(b)), and the Net Debt Amount shall be adjusted accordingly.

(iii) If United and the Mesa Representative are unable to resolve all of the Post-Closing Reconciliation and Credit Disputed Items during the Post-Closing Resolution Period, then such Parties shall refer the remaining Post-Closing Reconciliation and Credit Disputed Items (the “Post-Closing Reconciliation and Credit Remaining Items”) to an Independent Valuation Firm mutually agreed by them and shall furnish the Independent Valuation Firm, on the date of its engagement by them (the “Post-Closing Reconciliation and Credit Engagement Date”), with the proposed calculations of the CPA Reconciliation Amount or the Mesa Performance Credit Amount, as applicable, the Post-Closing Reconciliation and Credit Dispute Notice and any Post-Closing Reconciliation and

Credit Disputed Items previously resolved by such Parties pursuant to Section 1.7(j)(ii). Such Parties shall also furnish the Independent Valuation Firm with such other information and documents as the Independent Valuation Firm may reasonably request for purposes of resolving the Post-Closing Reconciliation and Credit Remaining Items and determining the CPA Reconciliation Amount or the Mesa Performance Credit Amount, as applicable. Additionally, within five days after the Post-Closing NewCo Engagement Date, each of United and the Mesa Representative shall provide the Independent Valuation Firm with a written position statement describing in reasonable detail such Party’s position regarding the Post-Closing Reconciliation and Credit Remaining Items and such Party’s resulting calculation of the CPA Reconciliation Amount or the Mesa Performance Credit Amount, as applicable (copies of which shall concurrently be delivered to the other Parties). If a Party fails to timely deliver such position statement to the Independent Valuation Firm, the Independent Valuation Firm shall resolve the Post-Closing Reconciliation and Credit Remaining Items solely upon the basis of the information otherwise timely provided to the Independent Valuation Firm in accordance with this Section 1.7(j)(iii). Within 15 days after the Post-Closing Reconciliation and Credit Engagement Date, the Independent Valuation Firm shall deliver to the Parties a report specifying its final determination of the Net Debt Amount (which shall be one of United’s calculation of the CPA Reconciliation Amount or the Mesa Performance Credit Amount, as applicable, or the Mesa Representative’s calculation of the CPA Reconciliation Amount or the Mesa Performance Credit Amount, as applicable, but not, under any circumstances, any other calculation of the CPA Reconciliation Amount or the Mesa Performance Credit Amount, as applicable), along with reasonable supporting detail therefor. Such report shall be final, conclusive and binding on the Parties for all purposes of this Agreement (including this Section 1.7(j)(iii) and Section 2.1(b)) and shall not be subject to judicial review. Any delay in delivering such report shall not invalidate such determination or deprive the Independent Valuation Firm of jurisdiction to resolve the Post-Closing Reconciliation and Credit Remaining Items. The costs, fees and expenses of the Independent Valuation Firm be borne solely by the Party whose proposal was not selected.

(k) Post-Closing Review of Net Debt Amount as to NewCo. By no later than 60 days following the Closing Date (such period, the “Post-Closing NewCo Dispute Period”), NewCo shall have the right to notify the Mesa Representative in writing that it disagrees with the Net Debt Amount (as adjusted pursuant to any finally determined adjustments pursuant to all applicable provisions in this Section 1.7, but excluding from the calculation of Net Debt Amount the NewCo Excluded Items) as to applicable liabilities that are or would be considered Mesa Obligations as of the Closing as to issues that were both (x) first discovered following the Closing and (y) not addressed in the Net Debt Amount (as adjusted pursuant to any finally determined adjustments pursuant to all applicable provisions in this Section 1.7, but excluding from the calculation of Net Debt Amount the NewCo Excluded Items) (such written notice, the “Post-Closing NewCo Dispute Notice” and each such item, a “Post-Closing NewCo Disputed Item”); provided, however, that NewCo shall specify in reasonable detail the amount in dispute and the basis therefor, together with reasonable supporting materials. If NewCo does not deliver a Post-Closing NewCo Dispute Notice to the Mesa Representative prior to the expiration of the Post-Closing NewCo Dispute Period, then the Net Debt Amount (as adjusted pursuant to any finally agreed adjustments pursuant to all applicable provisions in this Section 1.7, but excluding from the calculation of Net Debt Amount the NewCo Excluded Items) shall be deemed to be the Net Debt Amount for all purposes of Section 2.1(c), and shall be final and binding upon the Parties for all such purposes.

(l) Efforts to Resolve Post-Closing Disputes Among NewCo and Mesa Representative. If NewCo timely delivers a Post-Closing NewCo Dispute Notice, then the Mesa Representative and NewCo shall, for a period of 10 days following the date NewCo delivers the Post-Closing NewCo Dispute Notice to the Mesa Representative (such period, the “Post-Closing NewCo Resolution Period”), use commercially reasonable efforts to amicably resolve the Post-Closing NewCo Disputed Items and determine the Net Debt Amount (but excluding from the calculation of Net Debt Amount the NewCo Excluded Items). Any Post-Closing NewCo Disputed Items so resolved by the Mesa Representative and NewCo shall be deemed to be final and correct as so resolved and shall be binding upon the Parties for all purposes of this Section 1.7(l).

(m) Resolution of Post-Closing Disputes by Independent Valuation Firm. If the Mesa Representative and NewCo are unable to resolve all of the Post-Closing NewCo Disputed Items during the Post-Closing NewCo Resolution Period, then such Parties shall refer the remaining Post-Closing NewCo Disputed Items (the “Post-Closing NewCo Remaining Items”) to an Independent Valuation Firm mutually agreed by them and shall furnish the Independent Valuation Firm, on the date of its engagement by them (the “Post-Closing NewCo Engagement Date”), with the Proposed Final Closing Statement, the Post-Closing NewCo Dispute Notice and any Post-Closing NewCo Disputed Items previously resolved by such Parties pursuant to Section 1.7(l). Such Parties shall also furnish the Independent Valuation Firm with such other information and documents as the Independent Valuation Firm may reasonably request for purposes of resolving the Post-Closing NewCo Remaining Items and determining the Net Debt Amount (but excluding from the calculation of Net Debt Amount the NewCo Excluded Items). Additionally, within five days after the Post-Closing NewCo Engagement Date, each of the Mesa Representative and NewCo shall provide the Independent Valuation Firm with a written position statement describing in reasonable detail such Party’s position regarding the Post-Closing NewCo Remaining Items and such Party’s resulting calculation of the Net Debt Amount (but excluding from the calculation of Net Debt Amount the NewCo Excluded Items) (copies of which shall concurrently be delivered to the other Parties). If a Party fails to timely deliver such position statement to the Independent Valuation Firm, the Independent Valuation Firm shall resolve the Post-Closing NewCo Remaining Items solely upon the basis of the information otherwise timely provided to the Independent Valuation Firm in accordance with this Section 1.7(m). Within 15 days after the Post-Closing NewCo Engagement Date, the Independent Valuation Firm shall deliver to NewCo and the Mesa Representative a report specifying its final determination of the Net Debt Amount (but excluding from the calculation of Net Debt Amount the NewCo Excluded Items) (which shall be one of the Mesa Representative’s calculation of the Net Debt Amount (but excluding from the calculation of Net Debt Amount the NewCo Excluded Items) or NewCo’s calculation of the Net Debt Amount (but excluding from the calculation of Net Debt Amount the NewCo Excluded Items), but not, under any circumstances, any other calculation of the Net Debt Amount (but excluding from the calculation of Net Debt Amount the NewCo Excluded Items)), along with reasonable supporting detail therefor. Such report shall be final, conclusive and binding on the Parties for all purposes of this Section 1.7(m) and shall not be subject to judicial review. Any delay in delivering such report shall not invalidate such determination or deprive the Independent Valuation Firm of jurisdiction to resolve the Post-Closing NewCo Remaining Items. The costs, fees and expenses of the Independent Valuation Firm shall be borne solely by the Party whose proposal was not selected by the Independent Valuation Firm.

(n) Certain Material Breaches. Without limitation of any other material obligation set forth in this Agreement, the Parties acknowledge and agree that any failure by Mesa to provide any of the material books and records referenced in Section 1.7(a) through (j) or to timely deliver the Proposed Final Closing Statement, in each case to the extent not cured within 10 days following written notice from United of such failure, shall be considered a material breach giving United a right to terminate this Agreement pursuant to Section 5.1(b)(iii), and, in the case of any such material breach where United does not elect to terminate this Agreement pursuant to Section 5.1(b)(iii) as to such material breach, United’s obligations under Section 1.4 shall be delayed on a day-for-day basis until the date on which both of the following conditions have been satisfied: (x) such material breach has been cured and (y) the provisions in Section 1.7(a) through (j) (including associated time periods, including as needed to resolve any disputes) have been complied with mutatis mutandis following the date of such material breach.

(o) Illustrative Examples. Attached hereto as Schedule 1.7(o), for illustrative purposes only, are two example calculations illustrating the operation of Sections 1.7 and 2.1. In the event of any conflict between such schedule and the other terms and conditions of this Agreement, the other terms and conditions of this Agreement shall control.

Section 1.8 UST Loan. From the date hereof to the Proposed Final Closing Statement Deadline, Mesa shall be permitted to engage in negotiations with Treasury regarding, and to enter into (or cause its applicable Affiliates to enter into), a binding definitive agreement with Treasury providing for a reduction in the amounts due under the UST Loan; provided, that (i) Mesa shall keep United and Republic reasonably informed of the status of such negotiations and (ii) the consent of each of United and Republic shall be required as to amendments, modifications, waivers or other changes to the UST Loan other than those that solely provide for a reduction in the amounts due under the UST Loan. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 1.8 shall delay the Closing.

Section 1.9 Archer Agreements.

(a) Mesa shall, and shall cause its Affiliates to, use reasonable best efforts to sell, assign or otherwise transfer (whether or not for consideration) all of the obligations, liabilities, duties, rights and similar undertakings of Mesa and its Affiliates under the Archer Agreements (collectively, the “Archer Rights and Obligations”, which, for the avoidance of doubt, include without limitation any and all equity interests issued upon exercise of warrants or issuable upon the vesting of one or more tranches of warrants) to one or more third Persons (other than any “related person” (as such term is used under Item 404 of Regulation S-K) of Mesa or any of its Affiliates, except that none of United or United’s Affiliates shall be excluded pursuant to this parenthetical) (each, a “Buyer”) as promptly as reasonably practicable following the date of this Agreement (and in any event prior to the Archer Deadline (as defined below)) in a manner that causes all of the Archer Rights and Obligations to be assumed by one or more Buyers and for there to be no further obligations, duties, liabilities or similar undertakings of Mesa or any of its Affiliates (including, after the Closing, NewCo and its Affiliates) thereunder, pursuant to definitive transaction documentation that Mesa has presented to Republic in final form prior to the execution thereof and which has been approved by Republic in its reasonable discretion (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that, notwithstanding the foregoing, Mesa shall in all events be entitled to retain the Warrants exercisable pursuant to Mesa Condition III (as defined in the Archer Assignment and Assumption Agreement) in respect of the Mesa Condition III Shares (as defined in the Archer Assignment and Assumption Agreement) (the “Certification Archer Warrants”) beyond the Archer Deadline and sell such Certification Archer Warrants prior to the Proposed Final Closing Statement Deadline, provided there are no further obligations, duties, liabilities or similar undertakings of Mesa or any of its Affiliates (including, after the Closing, NewCo and its Affiliates) thereunder, pursuant to definitive transaction documentation that Mesa has presented to Republic in final form prior to the execution thereof and which has been approved by Republic in its reasonable discretion (such approval not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt (and without limiting the foregoing), except as to the Certification Archer Warrants as referenced in the proviso in the immediately preceding sentence, Mesa’s obligations under this Section 1.9(a) require that all, but not less than all, of the Archer Rights and Obligations are sold, assigned or otherwise transferred to one or more Buyers by the Archer Deadline, it being understood, for example, that Mesa shall be prohibited from disposing aircraft purchase obligations while retaining rights as to any warrant to purchase shares of Archer (or vice versa), and any Archer Rights and Obligations that are not sold shall be subject to the disposition set forth in Section 1.9(b). In furtherance of the foregoing, United shall use commercially reasonable efforts to facilitate the disposition of the Archer Rights and Obligations as described above, but United shall not be required to incur any out-of-pocket expenditures pursuant to this sentence. Without limiting any of United’s or Republic’s rights or remedies in respect of any breach by Mesa caused by Mesa selling, assigning or otherwise transferring some, but not all, of the Archer Rights and Obligations, in the case of any such breach, Mesa shall be obligated to remit to United any and all proceeds from each such disposition (except as to the Certification Archer Warrants, which may be sold as referenced above and for which the proceeds of sales may be used by Mesa to satisfy Mesa Obligations prior to the Closing) as promptly as practicable (all such proceeds, the “Archer Proceeds”).

(b) If, as of the day that is sixty (60) days following the date hereof (the “Archer Deadline”), Mesa has not consummated the disposition of all of the Archer Rights and Obligations as described in Section 1.9(a) (other than the Certification Archer Warrants, which are governed by the second proviso in this sentence), then Mesa and United will use commercially reasonable efforts to cause all of the remaining Archer Rights and Obligations (other than the Certification Archer Warrants, which are governed by the second proviso in this sentence) to be terminated or, alternatively, to consummate the assumption by United of all, but not less than all, of the remaining Archer Rights and Obligations (other than the Certification Archer Warrants) as of the Archer Deadline as promptly as reasonably practicable following such Archer Deadline (and, in any event, by no later than 30 days after the Archer Deadline), in either such case such that there are no further obligations, duties, liabilities or similar undertakings of Mesa or any of its Affiliates (including, after the Closing, NewCo and its Affiliates) thereunder, and in either such case pursuant to definitive transaction documentation that Mesa and United have presented to Republic in final form prior to the execution thereof and which has been approved by Republic in its reasonable discretion (such approval not to be unreasonably withheld, conditioned or delayed) (the terminations or assumptions (as applicable) contemplated by this sentence (including as such sentence is read to encompass the Certification

Archer Warrants as provided in the second proviso in this sentence) being the “Archer Condition”); provided that neither Mesa nor United shall be required to deliver any additional consideration to each other for such assumption (it being understood for the avoidance of doubt that the overall consideration delivered in this Agreement is good, valid and sufficient for the covenants set forth in this Section 1.9(b)); provided, further, that, solely as to the Certification Archer Warrants, all of the terms and conditions of this sentence shall apply except that: (i) the words “If, as of the day that is sixty (60) days following the date hereof (the “Archer Deadline”)” in this sentence shall be replaced with the words “If, as of the Proposed Final Closing Statement Deadline”; (ii) the second, third and fourth references to “Archer Deadline” in this sentence shall be replaced with references to “Proposed Final Closing Statement Deadline”; and (iii) the reference to “30 days” in this sentence shall be replaced with a reference to “5 days”. For the avoidance of doubt, if Mesa sells the Certification Archer Warrants to a Buyer (other than United) prior to the Proposed Final Closing Statement Deadline, then United’s assumption of the remaining Archer Rights and Obligations will exclude the Certification Archer Warrants.

(c) Mesa shall not, and shall cause its Affiliates not to, enter into or otherwise become bound by (i) any Contracts with Archer or any of Archer’s Affiliates (whether or not constituting Archer Agreements) or (ii) enter into any amendments, modifications or supplements to any of the Archer Agreements in effect as of the date of this Agreement, in each case of the preceding clauses (i) and (ii), without United’s and Republic’s prior written consent; provided, however, such consent shall not be required in the event Mesa enters into an agreement with Archer that amends the Certification Archer Warrants for which both of the following conditions have been satisfied: (a) the sole purpose and effect is accelerating the vesting of such Warrants and (b) Mesa provides advance notice of the execution and delivery of such agreement to United and Republic, together with a true, correct and complete copy of such agreement (or, if such advance notice is not reasonably practicable, Mesa provides such notice and copy to United and Republic as promptly as practicable following the execution and delivery of such agreement).

(d) From and after the Closing, and subject to Section 6.19, United shall indemnify, defend and hold harmless the NewCo Indemnitees (as defined in Section 2.2(c)) from and against all Losses (as defined in Section 2.2(c)) to the extent arising out of, relating to or resulting from the failure of the Archer Condition to have become satisfied as of the Closing or any United Triggering Event (whether such United Triggering Event occurred before the date hereof, between the date hereof and the Closing Date, or from and after the Closing Date), including all Losses to the extent arising out of, relating to or resulting from any remaining Archer Rights and Obligations, including any obligation of NewCo or any of its Affiliates to purchase or otherwise acquire any aircraft (whether or not the subject of a United Triggering Event, and treating as “Losses” the gross purchase price paid for such aircraft, without any offset or netting on account of the value of the aircraft being purchased, along with all costs incurred by NewCo in connection with the purchase of the aircraft, spare parts, equipment and the like and all maintenance, storage and similar costs) or to otherwise make any expenditures in connection therewith (any claim subject to indemnification as set forth in this Section 1.9(d), an “Archer Indemnified Claim”). In such instance, (x) from and after the Closing, NewCo and United shall use commercially reasonable efforts to cause the Archer Condition to become satisfied following the Closing, (y) as to any aircraft that NewCo purchases under the Archer Rights and Obligations, NewCo shall use commercially reasonable efforts to cause such aircraft to be transferred to United for no additional consideration as promptly as reasonably practicable (or, if such transfer cannot be practically effected promptly, then NewCo shall use best efforts to provide United with the exclusive use and enjoyment of such aircraft at United’s sole cost and expense until such transfer can be effected), and (z) any reasonable and documented costs that NewCo incurs in connection therewith (including any such costs that NewCo incurs in transferring to United aircraft that NewCo was required to purchase under the Archer Rights and Obligations) will be treated as indemnifiable Losses under this Section 1.9(d).

(e) For the avoidance of doubt, none of the terms or conditions of this Section 1.9 shall delay the Closing and the Archer Condition shall not constitute a condition to the Closing.

Section 1.10 Malta. Promptly following the date hereof, Mesa shall use commercially reasonable efforts to ensure that, as of the Proposed Final Closing Statement Deadline, (i) neither Mesa nor any of its Affiliates is any longer an equityholder in Flite Holdings Limited, a company incorporated in the Republic of Malta (“Flite”), or any of its Affiliates, and (ii) Mesa and its Affiliates have terminated its and their participation in the Malta JV Shareholders’ Agreement and all related agreements (including, but not limited to, the Malta Agreements) and commercial or other arrangements with Flite, its Affiliates and its and their respective direct or indirect equityholders (and prior to execution of any such agreements, Mesa shall present to Republic the final forms of such agreements for Republic’s review and approval), in each case of clauses (i) through (ii), in full and without any further obligations, duties, liabilities or similar undertakings of Mesa or any of its Affiliates (clauses (i) through (ii) together, the “Malta Condition”) and, in taking action to fulfill the Malta Condition, neither Mesa nor any of its Affiliates shall make any payments of any fees, expenses, “profit or revenue sharing” payments or other consideration (including increased or accelerated payments) or concede anything of monetary or non-monetary value to any Person, including Flite, its Affiliates or its and their respective direct or indirect equityholders; provided, however, that nothing in this sentence shall preclude Mesa from agreeing to forgive indebtedness owing to Mesa pursuant to prior loans from Mesa to Flite or any of its Affiliates or agreeing to sell its equity interest in Flite for an amount less than the amount invested in Flite by Mesa.

ARTICLE II

POST-CLOSING TRANSACTIONS RELATED TO MESA OBLIGATIONS; ASSET SALES

Section 2.1 Disposition of the Shares.

(a) Mesa Representative Expense Fund Remainder. By no later than five Business Days prior to the Share Settlement Date (as defined below), the Mesa Representative shall deliver to United and NewCo a good faith written estimate of the amount of cash, if any, that will be remaining in the Mesa Representative Expense Fund following the completion of the Mesa Representative’s responsibilities under this Agreement (any such remainder, the “Mesa Representative Expense Fund Remainder”).

(b) Disposition of Shares to United.

(i) If the Net Debt Amount as finally determined pursuant to Sections 1.7(c) through (j) is a positive number (such positive number, the “United Entitlement”), then, no later than two Business Days following the later of (x) the date that is the 60th calendar day following the Closing and (y) the date that the Net Debt Amount is finally determined pursuant to Sections 1.7(c) through (j) (such later date, the “Share Settlement Date”), United shall deliver to the Mesa Representative and NewCo a statement (the “United Notice”) setting forth the number of Shares (the “United Shares”) whose aggregate dollar value (based on the NewCo Stock Value), when combined with the aggregate dollar value of the dividends to date on the United Shares (whether accrued and paid or accrued but unpaid), is equal to the United Entitlement; provided, that if the aggregate dollar value (based on the NewCo Stock Value) of all of the Shares, when combined with the aggregate dollar value of the dividends to date on all of the Shares (whether accrued and paid or accrued but unpaid), is less than the United Entitlement, then all of the Shares will constitute United Shares.

(ii) The Mesa Representative and NewCo shall have two Business Days to review and comment on the United Notice. Absent an error in the calculation of the number of United Shares, the United Notice shall become final and binding on the Parties following the end of such two Business Day period, and at the conclusion of such two Business Day period, (1) United and the Mesa Representative shall deliver a joint written instruction to the Exchange Agent (in its capacity as the escrow agent under the Escrow Agreement) to transfer the United Shares (along with all associated dividends) to United and (2) the Mesa Representative shall remit to United, by wire transfer of immediately available funds, cash in an amount equal to the Mesa Representative Expense Fund Remainder.

(iii) The Mesa Representative, United and the Exchange Agent shall reasonably cooperate with each other to consummate such transfers referenced in this Section 2.1(b), including by developing reasonable procedures with respect thereto and completing all required documentation with respect thereto.

(c) Disposition of Shares to NewCo.

(i) If (A) there are any remaining Shares following the completion of the transactions contemplated by Section 2.1(b) and (B) the sum of (x) the Malta Amount plus (y) the Net Debt Amount as finally determined pursuant to Sections 1.7(k) through (m) (but excluding from the calculation of Net Debt Amount the NewCo Excluded Items) is greater than the Net Debt Amount determined in accordance with Sections 1.7(c) through (i) (but excluding from the calculation of Net Debt Amount the NewCo Excluded Items) (such excess, the “NewCo Entitlement”), then, by no later than two Business Days following the later of (A) the disbursement of United Shares pursuant to Section 2.1(b)(ii) and (B) the finalization of the Net Debt Amount pursuant to Section 1.7(j) through (m), NewCo shall deliver to the Mesa Representative a statement (the “NewCo Notice”) setting forth the number of Shares (the “NewCo Shares”) whose aggregate dollar value (based on the NewCo Stock Value), when combined with the aggregate dollar value of the dividends to date on the NewCo Shares (whether accrued and paid or accrued but unpaid), is equal to the NewCo Entitlement.

(ii) The Mesa Representative shall have two Business Days to review and comment on the NewCo Notice. Absent an error in the calculation of the number of NewCo Shares, the NewCo Notice shall become final and binding on the Parties following the end of such two Business Day period, and at the conclusion of such two Business Day period, NewCo and the Mesa Representative shall deliver a joint written instruction to the Exchange Agent (in its capacity as the escrow agent under the Escrow Agreement) to transfer the NewCo Shares (along with all associated dividends) to NewCo. The Mesa Representative, NewCo and the Exchange Agent shall reasonably cooperate with each other to consummate such transfer referenced in the immediately preceding sentence, including by developing reasonable procedures with respect thereto and completing all required documentation with respect thereto.

(d) Disposition of Shares to Pre-Merger Mesa Shareholders.

(i) If there are any remaining Shares following the completion of the transactions contemplated by Sections 2.1(b) and 2.1(c) (any such remaining Shares, the “Remaining Shares”), then NewCo shall promptly deliver a written instruction to the Exchange Agent (in its capacity as the escrow agent under the Escrow Agreement) to transfer the Remaining Shares (along with all associated dividends) to the Pre-Merger Mesa Shareholders, on a pro rata basis in accordance with their respective holdings of shares of Mesa Common Stock as of immediately prior to the Effective Time. NewCo, the Mesa Representative and the Exchange Agent shall reasonably cooperate with each other to consummate such transfer, including by developing reasonable procedures with respect thereto and completing all required documentation with respect thereto.

(ii) No certificate or scrip representing fractional shares of Mesa Common Stock shall be issued to any Pre-Merger Mesa Shareholder in accordance with this Section 2.1(d). All fractional shares that a Pre-Merger Mesa Shareholder would be otherwise entitled to receive under this Section 2.1(d) shall be aggregated and in lieu of any such fractional shares, each Pre-Merger Mesa Shareholder shall be entitled to receive an amount in cash, without interest, rounded down to the nearest cent, equal to the product of such fractional amount otherwise payable to such Pre-Merger Mesa Shareholder and the NewCo Stock Value.

(e) Determination of Pre-Merger Mesa Shareholders. The Mesa Representative shall work in good faith to identify those Persons who, as of immediately prior to the Effective Time, held shares of Mesa Common Stock, and the Mesa Representative shall as promptly as practicable after the Effective Time deliver to United and NewCo a final list of all such Persons (all such Persons on such final list, the “Pre-Merger Mesa Shareholders”) that shall include, as to each such Person, their respective holdings of shares of Mesa Common Stock, together with a written notice signed by a duly authorized representative of the Mesa Representative stating that such list of Pre-Merger Mesa Shareholders constitutes, to the best of such representative’s knowledge, a true and correct list of all such Persons and their respective holdings of Mesa Common Stock as of immediately prior to the Effective Time. United and NewCo shall have the right to rely conclusively on such list of Pre-Merger Mesa Shareholders provided to them for all purposes of this Agreement, without any obligation of independent review or confirmation.

Section 2.2 United Debt Forgiveness; No Further Recourse for United Beyond the United Shares; Indemnification.

(a) Upon the later to occur of (x) the Closing and (y) the finalization of the Net Debt Amount pursuant to Sections 1.7(c) through (j), United shall forgive, extinguish and otherwise release all of the United Debt and all obligations thereunder of United, Mesa and their respective Affiliates (including, from and after the Closing, NewCo and its Affiliates) shall be permanently terminated and released.

(b) Except to the extent provided otherwise in Section 2.3, United hereby acknowledges and agrees that (x) its entitlement to receive the United Shares, as and to the extent provided under Section 2.1(b), shall be United’s and its Affiliates’ sole and exclusive source of recovery for any and all claims that it has or may have in respect of the Mesa Obligations or any liabilities or obligations that constitute United Debt, and (y) neither it nor any of its Affiliates shall have any entitlement to receive cash in order to satisfy any Mesa Obligations or any liabilities or obligations that constitute United Debt, including any cash proceeds from Pre-Closing Assets Sales (as defined below).

(c) Subject to Section 6.19, from and after the Closing, United shall indemnify, defend and hold harmless NewCo, its Affiliates and its and their respective directors, officers, employees, agents, successors and assigns (collectively, “NewCo Indemnitees”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) to the extent arising out of, relating to or resulting from any claim or cause of action (whether direct, class, derivative or otherwise) by or on behalf of any Pre-Merger Mesa Shareholder with respect to Section 2.1 or Section 2.2, in each case except to the extent any such claim or cause of action arises from (i) the issuance and disbursement of the NewCo Shares pursuant to Section 2.1(c) or (ii) NewCo’s breach of this Agreement, bad faith or fraud (any claim subject to indemnification as set forth in this Section 2.2(c), a “Shareholder Indemnified Claim”). The Parties agree that the immediately preceding indemnity is not intended to, and shall not be construed to, indemnify NewCo Indemnitees for any claim or cause of action arising with respect to (x) the Merger (including but not limited to any claim or cause of action arising from disclosures relating to the Merger or the exercise of fiduciary duties relating to the Merger) or (y) other than in respect of Section 2.1 or Section 2.2, the terms of this Agreement or the consideration received in connection therewith by any person.

Section 2.3 Asset Sales.

(a) Prior to the Closing, Mesa shall use its reasonable best efforts to sell to, or to cause one of its Affiliates to sell to, one or more third Persons (other than any “related person” (as such term is used under Item 404 of Regulation S-K) of Mesa or any of its Affiliates) all of (i) the Eligible Assets, pursuant to one or more binding definitive purchase agreements (whether entered into prior to the execution of this Agreement or entered into following the execution of this Agreement), provided, that each such binding definitive purchase agreement that (A) was entered into prior to the execution of this Agreement and was not made available to Republic at least ten Business Days prior to the execution of this Agreement or (B) is entered into following the execution of this Agreement, in each such case, shall be in form and substance customary for transactions of that nature and shall otherwise satisfy all of the Asset Sale Conditions, and (ii) subject to Section 1.9, all of the Equity Interests, pursuant to one or more binding definitive purchase agreements (whether entered into prior to the execution of this Agreement or entered into following the execution of this Agreement), provided, that (A) each such binding purchase agreement shall impose no post-closing obligations whatsoever on United, Mesa, Republic, NewCo or any of their respective Affiliates and shall otherwise be subject to the prior written consent of Republic (not to be unreasonably withheld, conditioned or delayed), (B) each such sale must be consummated prior to the Closing, (C) any sales of the Archer Rights and Obligations must be completed in compliance with Section 1.9 and (D) any sales of the Flite Holding Shares must be completed in compliance with Section 1.10 (any such sales, collectively, the “Pre-Closing Assets Sales”). For purposes of clarity, the Parties acknowledge and agree that Republic shall have no consent rights with respect to the purchase prices for the Eligible Assets. Mesa shall apply all proceeds from any and all Pre-Closing Assets Sales to the repayment of outstanding debt balance related to such Eligible Assets and any and all costs, obligations, losses, premiums, penalties or expenses required to be incurred or suffered in connection with terminating, unwinding, or reducing obligations thereunder, and, to the extent there are any surplus proceeds, to satisfy any remaining Mesa Obligations. Mesa shall promptly provide reasonable updates and documentation to each of United and Republic upon the achievement of any material milestones as to the progress on the Pre-Closing Assets Sales (such as, without limitation, initial agreements with third Persons, executed letters of intent and other preliminary agreements, agreement on final terms of binding definitive purchase agreements, executed binding definitive purchase agreements, material developments in negotiations, and any exercises by any party of material rights under any of the foregoing agreements), and, in any event, shall provide prompt written notice to each of United and Republic following the execution and delivery of binding definitive purchase agreements with respect to Pre-Closing Assets Sales and both prior to and following the consummation of each Pre-Close Assets Sale, in each case together with any and all documentation and instruments executed and delivered in connection therewith. In furtherance of the foregoing, Mesa shall use reasonable best efforts to seek, from any and all third parties bound or contemplated to be bound by preliminary or definitive documentation for Pre-Closing Assets Sales, consents to disclose all information as to Pre-Closing Assets Sales and the terms and conditions thereof to United and Republic. Notwithstanding anything to the contrary in this Agreement, during the period from the Proposed Final Closing Statement Deadline through the Closing, Mesa shall not, and shall cause its Affiliates not to, sell, pledge, convey, abandon, allow to lapse or expire, fail to renew or maintain, dispose of (by merger, consolidation, division, operation of Law or otherwise), transfer, lease, license or subject to any Lien, other than any Permitted Lien within the scope of clause (a) or (b) of the definition thereof, any Eligible Assets that are not, as of the Proposed Final Closing Statement Deadline, subject to a binding definitive purchase agreement providing for the sale thereof, nor agree, resolve, authorize or enter into any Contract or otherwise make any commitment, in each case to do any of the foregoing; provided, that Mesa and its Affiliates may consummate sales of Eligible Assets that are, as of the Proposed Final Closing Statement Deadline, subject to a binding definitive purchase agreement providing for the sale thereof.

(b) Notwithstanding anything to the contrary in this Agreement, prior to the Closing, Mesa shall not, and shall cause its Affiliates not to, sell, pledge, convey, abandon, allow to lapse or expire, fail to renew or maintain, dispose of (by merger, consolidation, division, operation of Law or otherwise), transfer, lease, license or subject to any Lien, other than any Permitted Lien within the scope of clause (a) or (b) of the definition thereof, any Non-Eligible Assets, nor agree, resolve, authorize or enter into any Contract or otherwise make any commitment, in each case to do any of the foregoing; provided, that the foregoing restriction shall not apply to Equity Interests.

(c) Mesa shall use its reasonable best efforts to ensure that, as of the Proposed Final Closing Statement Deadline, there is a Qualifying Appraisal with respect to each of the following: (i) Class A Eligible Assets, and (ii) Appraisal ERJ Part Assets.

(d) No later than five (5) days following the final determination of the Net Debt Amount pursuant to clauses (c) through (i) of Section 1.7 (the “Election Deadline”), as to each Eligible Asset that is not, as of the Proposed Final Closing Statement Deadline, subject to a binding definitive purchase agreement providing for the sale therefor (each, a “Transferable Asset”), United shall elect at its sole and exclusive discretion by written notice delivered to Mesa and Republic either to (i) engage the Liquidator, pursuant to customary documentation and other customary terms and conditions (including the satisfaction of each of the Asset Sale Conditions (other than clause (e) therein), applying such definition to this Section 2.3(d) mutatis mutandis and treating the “buyer” as the Liquidator), which documentation shall be provided to Republic within a reasonable time after the execution thereof (and in any event by no later than two Business Days prior to the Closing Date), for the purpose of acquiring title from Mesa or NewCo (as applicable) of, at or promptly after the Closing, such Transferable Assets, or (ii) acquire title from Mesa or NewCo (as applicable) at or promptly after the Closing to such Transferable Assets. For the avoidance of doubt, (a) all Transferable Assets must, at United’s direction, either be transferred to United pursuant to Section 2.3(e) or be transferred to the Liquidator pursuant to Section 2.3(e); and (b) with respect to any Transferable Assets for which United has failed to make an affirmative election by the Election Deadline, United shall be deemed to have elected to acquire title from Mesa or NewCo (as applicable) of such Transferable Assets, as contemplated by clause (ii) immediately above.

(e) Promptly following receipt of the notice specified in Section 2.3(d), Mesa or NewCo, as applicable, shall promptly thereafter effectuate the transfer of such Transferable Assets to United or the Liquidator, as applicable. The Liquidator shall cause any and all proceeds received by the Liquidator resulting from any and all subsequent transfers of such Transferable Assets to be paid to or at the direction of United. From time to time following the Closing, the parties shall execute, acknowledge and deliver all reasonable further conveyances, notices or similar instruments, and shall take such reasonable actions as may be necessary or appropriate, to make effective the foregoing transactions as reasonably requested by United or the Liquidator, and United shall promptly reimburse NewCo for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with NewCo’s actions under Section 2.3(d) and this Section 2.3(e) and all transfer taxes to be borne by NewCo resulting from the sale of assets to United or the Liquidator, as applicable.

(f) Except as otherwise provided in Section 2.3(g) below, from and after the Closing, NewCo shall use commercially reasonable efforts to sell or to cause to be sold, to one or more third Persons, all of the Eligible Assets that are subject to binding agreements for sale (whether or not constituting Qualifying Agreements); provided that NewCo shall promptly (and in no event later than seven days after the closing of each such sale) remit to United any and all proceeds that it receives from such sales, in each case net of NewCo’s reasonable and documented out-of-pocket costs and expenses incurred in connection with NewCo’s actions under this Section 2.3(f) and all transfer taxes to be borne by NewCo resulting from such sales (such net sales proceeds, solely in the case of sales of Class B Eligible Assets, the “Post-Closing Class B Eligible Assets Sales Proceeds”); provided, further, that notwithstanding the immediately preceding proviso, with respect to any binding agreement providing for the sale of an Eligible Asset, NewCo shall not be required to remit to United any proceeds that it receives from such sale unless and until any and all purchase price reconciliation or refund of purchase price provisions (or other similar provisions) contained in such binding agreement, if applicable, have been fully and finally resolved in accordance with the terms of such binding agreement. NewCo shall promptly provide reasonable updates and documentation to United upon the achievement of any and all material milestones as to the progress on such sales (such as, without limitation, any exercises by any party of material rights under any applicable sale agreements), and, in any event, shall provide prompt written notice to United following the consummation of each sale, in each case together with any and all documentation and instruments executed and delivered in connection therewith. In furtherance of the foregoing, NewCo shall use commercially reasonable efforts to seek, from any and all third parties bound by sale agreements, consents to disclose all information as to such sales and the terms and conditions thereof to United; provided, that NewCo shall not be required to pay any fee, concession or similar payment to any such Person not expressly contemplated by the applicable sale agreement.

(g) As to any Eligible Asset that is subject to a binding agreement for the sale therefor as of the Closing but subsequently ceases to be subject to a binding agreement for the sale therefor after Closing for any reason, excluding due to the consummation of the sale contemplated thereby, then NewCo shall promptly thereafter effectuate the transfer of each such asset to United, provided that United shall reimburse NewCo for any and all reasonable and documented out-of-pocket costs that NewCo incurs in connection with such transfers.

ARTICLE III

CERTAIN REIMBURSEMENTS FOR PILOT TRAINING.

Section 3.1 Subject CRJ Pilots. No later than five Business Days following the Closing, NewCo shall provide to United a complete and accurate list, together with reasonable supporting documentation and a certificate of accuracy signed by the chief financial officer of NewCo, of every pilot who meets all of the following conditions (all such pilots, collectively, the “Subject CRJ Pilots”): (i) such pilot is, as of the moment immediately following the Closing, employed by NewCo or any of its Affiliates, (ii) such pilot is qualified to operate CRJ-900 aircraft, is in training to operate CRJ-900 aircraft or most recently operated a CRJ-900 aircraft if currently not an active pilot and (iii) such pilot is not qualified to operate E175 aircraft.

Section 3.2 Certified E175 Pilot Payments.

(a) Any Subject CRJ Pilot who commences training to become qualified to operate E175 aircraft during the period commencing on the Closing Date and ceasing on the 180th day thereafter and becomes qualified to operate E175 aircraft on or prior to the first anniversary of the Closing Date is referred to herein as a “Subject E175 Certified Pilot”. For each Subject E175 Certified Pilot for whom NewCo provides reasonable supporting documentation confirming such pilot meets the criteria set forth in the immediately preceding sentence, United shall pay to NewCo an amount in immediately available funds equal to $*** (each a “Pilot Training Payment”) no later than the seventh Business Day following the date on which NewCo provides such reasonable supporting documentation; provided, however, that notwithstanding the foregoing, with respect to any Subject E175 Certified Pilot who begins training to operate E175 aircraft prior to the Closing Date, the Pilot Training Payment shall be multiplied by a fraction, (x) the numerator of which is the number of days elapsing from the Closing Date through and including the date in which such Subject E175 Certified Pilot becomes qualified to operate E175 aircraft, and (y) the denominator of which is the number of days elapsing from the date such Subject E175 Certified Pilot begins training to operate E175 aircraft through and including the date in which such Subject E175 Certified Pilot becomes qualified to operate E175 aircraft.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Each Party hereby represents and warrants to each other Party as follows as to the representations and warranties set forth in Sections 4.1 through 4.4; provided, however that (i) the representations and warranties set forth in Section 4.5, 4.7 and 4.8 are provided solely by Mesa to the applicable Parties referenced therein and (ii) the representations and warranties set forth in Section 4.9 are provided solely by Mesa and Republic to United:

Section 4.1 Organization and Qualification. It is a corporation duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 4.2 Authority. It has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by it and its consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of it and no stockholder votes or written consents in lieu thereof are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by it and, assuming due authorization, execution and delivery by the other Parties, constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

Section 4.3 No Conflict. None of the execution, delivery or performance of this Agreement by it, the consummation by it of the transactions contemplated by this Agreement, or its compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of its charter, bylaws or other organizational documents; (b) conflict with or violate any Law applicable to it or any of its Subsidiaries or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Parent Group pursuant to, any material contract, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, terminations, other occurrences or Liens which would not reasonably be expected to prevent, materially impair or materially delay its ability to perform its obligations hereunder.

Section 4.4 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by it, the consummation by it of any of the transactions contemplated by this Agreement, or its compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity.

Section 4.5 Pre-Close Assets Sales Documentation. Mesa represents and warrants to United and Republic as of the date of this Agreement and as of the Closing that it has provided or furnished any and all material documents and instruments, including preliminary and definitive documentation, together with ancillary documents and due diligence information, relating in any material respect to any Pre-Close Assets Sale contemplated to be consummated pursuant to documents and instruments in effect as of the date of this Agreement, and that there are no material documents or instruments other than those provided or furnished to United as of the date of this Agreement, and that there are no ongoing material discussions or negotiations as to any Pre-Closing Assets Sale other than with respect to those for which documents and instruments have been provided or furnished to United as of the date of this Agreement. Mesa further represents and warrants to United that it does not have actual knowledge of any material impediments to the consummation of such Pre-Closing Assets Sale prior to the Closing.

Section 4.6 No United Triggering Events. United represents and warrants to Republic and Mesa that there are no, and have been no, United Triggering Events, and that there are no currently contemplated United Triggering Events.

Section 4.7 Merger Agreement Representations and Warranties. Mesa represents and warrants to United that all representations and warranties delivered to Republic in Article IV of the Merger Agreement are true and correct as if delivered to United hereunder as of the date of this Agreement.

Section 4.8 Pilots. Mesa represents and warrants to United and Republic that as of March 18, 2025, Schedule 4.8 sets forth a true, complete and correct list in all material respects of each pilot employed by Mesa or any of its Affiliates who meets any of the following criteria, including a notation, as to each listed pilot, as to the criteria that apply: (i) such pilot is qualified to operate CRJ-900 aircraft, (ii) such pilot is not qualified to operate E175 aircraft, (iii) such pilot is in training to operate E175 aircraft.

Section 4.9 Consulting Services. Each of Republic and Mesa represent that (a) the consulting services to be provided by Mesa’s departing executive officers as contemplated by clause (2) of the definition of “Executive Compensation Amount” herein, including compliance with restrictive covenants and other terms and conditions set forth in any agreement contemplated by such clause (2), are, in such Party’s reasonable belief and estimation, necessary to the success of the Merger, and the fees to be paid, as earned, for such services and the compliance with the other terms and conditions of any such agreements are reasonable in the context of NewCo’s business, the value ascribed to the consulting services to be provided by such Party, and all other relevant factors and (b) such Party intends that NewCo will pay any such fees only as, and to the extent that, such services are delivered and the other terms and conditions of any such agreements are complied with.

ARTICLE V

TERMINATION; AMENDMENT; WAIVER

Section 5.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned only in accordance with this Section 5.1.

(a) This Agreement shall automatically be terminated upon the termination of the Merger Agreement prior to the Closing.

(b) Prior to the Closing in the cases of the following clauses (i), (ii) and (iii), and at any time following a United Conditions Precedent Failure in the case of the following clause (iv), as applicable, United shall have the right (but not the obligation) to terminate this Agreement, exercisable by delivery of written notice of termination to the other Parties, following the occurrence of any of the following:

(i) the Net Debt Amount in the Final Closing Statement as finally determined pursuant to clauses (c) through (f) of Section 1.7 is greater than $***, upon delivery of written notice to Mesa and Republic no later than five Business Days following the date that the Proposed Estimated Net Debt Amount becomes the Net Debt Amount pursuant to such provisions (the “Post-Net Debt Amount Determination Period”); provided, however, that if United does not terminate this Agreement pursuant to this Section 5.1(b)(i) within the Post-Net Debt Amount Determination Period, then United shall not have the right to terminate this Agreement pursuant to this Section 5.1(b)(i); or

(ii) the Net Debt Amount as revised pursuant to clauses (f) through (h) of Section 1.7 is greater than $***, upon delivery of written notice to Mesa and Republic no later than five Business Days following the date that any adjustments to the Net Debt Amount pursuant to clauses (f) through (h) of Section 1.7 have been finalized (the “Post-Net Debt Amount Adjustment Period”); provided, however, that if United does not terminate this Agreement pursuant to this Section 5.1(b)(ii) within the Post-Net Debt Amount Adjustment Period, then United shall not have the right to terminate this Agreement pursuant to this Section 5.1(b)(ii);

(iii) (A) any material breach of any representation or warranty delivered to United in Article IV (other than Section 4.9); provided that, with respect to a breach of the representations and warranties in Section 4.7, termination of this Agreement pursuant to this clause (iii) shall not be permitted unless breach of the applicable representations and warranties in Article IV of the Merger Agreement would cause a failure of the condition set forth in Section 6.3(a) of the Merger Agreement, or (B) any material breach of any covenant or agreement of Mesa, Mesa Airlines or Republic contained in this Agreement (other than the covenants and agreements contained in Sections 1.9 and 1.10); provided, however, that, as to any such breach that is curable, United shall not be entitled to terminate this Agreement pursuant to this clause (iii) unless and until United has first provided Mesa and Republic with written notice of the applicable breach and such breach has not been cured in full by Mesa, Mesa Airlines or Republic (as applicable) within 30 days following receipt by such Party of such notice; provided, further, that in the case of any breach of Section 4.8, such breach shall be deemed cured in full if Mesa delivers to United and Republic, within 30 days following receipt by Mesa of notice that the prior version of Schedule 4.8 was inaccurate, an updated version of Schedule 4.8 that is true, complete and correct list in all material respects; or

(iv) a United Conditions Precedent Failure.

Section 5.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 5.1, this Agreement shall forthwith become void and have no further force or effect, and there shall be no further liability or obligation on the part of any Party with respect to any pre-termination facts or circumstances, including any pre-termination breach of this Agreement; provided, that: (i) this Section 5.2, Section 5.3, Section 5.4 and Article VI (other than Sections 6.15, 6.16, 6.17 and 6.19) shall survive the termination of this Agreement and remain in full force and effect in accordance with their respective terms; (ii) if this Agreement is terminated pursuant to Section 5.1(b)(i) or Section 5.1(b)(ii), then (A) United shall reimburse Republic for all of its documented out-of-pocket costs and expenses (including attorneys’, bankers’, consultants’ and other third party advisors’ fees and expenses) incurred by it in connection with its evaluation, negotiation or consummation of the transactions contemplated by the Merger Agreement, this Agreement or any Ancillary Agreement (whether incurred before or after the date hereof), up to a maximum reimbursement amount of $*** (in the case of a termination by United pursuant to Section 5.1(b)(i)) or $*** (in the case of a termination by United pursuant to Section 5.1(b)(ii)), as applicable, by wire transfer of immediately available funds to accounts designated in writing by Republic, no later than three Business Days following such designation, and (B) if the Utilization Condition is satisfied as of the time of such termination, Mesa shall reimburse United for all amounts paid by United to Republic pursuant to the foregoing clause (ii)(A), by wire transfer of immediately available funds to accounts designated in writing by United, no later than three Business Days following the date upon which United provides notice to Mesa of such payment to Republic (together with reasonable evidence of the same, it being understood that Republic’s confirmation of receipt of such payment shall for all purposes be deemed sufficient evidence); provided that, solely for the purpose of this clause (ii)(B), (x) the reference to “$***” in each of Sections 5.1(b)(i) and 5.1(b)(ii) shall be deemed to be “$***” and (y) the calculation of the Net Debt Amount as finally determined pursuant to clauses (c) through (f) of Section 1.7 (in the case of Section 5.1(b)(i)) or as finally determined pursuant to clauses (g) through (i) of Section 1.7 (in the case of Section 5.1(b)(ii)) shall, in each case, be deemed to disregard the Lost Qualifying Agreement Value (if any); and (iii) if this Agreement is terminated pursuant to Section 5.1(b)(i) or Section 5.1(b)(ii) and in each case all of the Utilization Conditions are not satisfied as of the time of such termination, then United shall reimburse Mesa for all of its documented out-of-pocket costs and expenses (including attorneys’, bankers’, consultants’ and other third party advisors’ fees and expenses) incurred by it in connection with its evaluation, negotiation or consummation of the transactions contemplated by the Merger Agreement, this Agreement or any Ancillary Agreement (whether incurred before or after the date hereof), up to a maximum reimbursement amount of $*** (in the case of a termination by United pursuant to Section 5.1(b)(i)) or $*** (in the case of a termination by United pursuant to Section 5.1(b)(ii)), as applicable, by wire transfer of immediately available funds to accounts designated in writing by Mesa, no later than three Business Days following such designation. Notwithstanding anything to the contrary set forth in this Agreement, each Party expressly acknowledges and agrees that, in the event this Agreement is validly terminated pursuant to Section 5.1, the remedies set forth in this Section 5.2 shall be the sole and exclusive remedy (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) of Mesa against United and Republic for any and all Losses arising out of this Agreement or the transactions contemplated hereby and of Republic against United and Mesa for any and all Losses arising out of this Agreement or the transactions contemplated hereby. For the avoidance of doubt, Republic’s entitlement to expense reimbursement as contemplated by clause (ii)(A) of this Section 5.2 shall in no way be impacted by the operation of clause (ii)(B) of this Section 5.2 (including whether or not Mesa actually reimburses United for amounts that United has reimbursed Republic) or clause (iii) of this Section 5.2.

Section 5.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by each Party.

Section 5.4 Waiver. As to any provision set out in this Agreement, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any breaches in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other Parties with any of the agreements or conditions contained herein; provided, however, that any such extension or waiver will be valid (i) only with effect against the Party granting such extension or waiver (and shall not be effective against any other Party that has not granted the same extension or waiver; provided, however, if the extension granted by a Party to another Party affects the ability of a third Party’s performance then such third Party three shall automatically benefit from the extension or waiver as applicable), and (ii) only if set forth in an instrument in writing signed by the Party to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Non-Survival of Representations, Warranties and Pre-Closing Covenants. Other than in the case of fraud, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, nor any of the covenants or agreements in this Agreement that contemplate performance in whole at or prior to the Closing, will survive the Closing. This Section 6.1 will not limit any covenant or agreement in this Agreement which by its terms contemplates performance in whole or in part after the Closing.

Section 6.2 Fees and Expenses. Except as provided in Section 5.2, all fees and expenses incurred in connection with the preparation, negotiation and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

Section 6.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and received (a) when delivered in person (with written confirmation of receipt), (b) on the date received by electronic mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if received after normal business hours of the recipient, or (c) when received by the addressee if sent by certified or registered mail (return receipt requested) or nationally recognized express courier (with written confirmation of delivery). Such communications must be sent to the respective Parties at the following addresses (or to such other address as such Party may have specified in a written notice given to the other Parties in accordance with this Section 6.3).

if to Mesa or Mesa Airlines, to:

Mesa Air Group, Inc.

410 N. 44th Street, Suite 700

Phoenix, AZ 85008

Email:	***
Attention:	Brian Gillman

with a copy (which shall not constitute notice) to:

Pachulski Stang Ziehl & Jones LLP

10100 Santa Monica Blvd., 13th Floor

Los Angeles, CA 90067

Email:	rpachulski@pszjlaw.com; jlucas@pszjlaw.com
Attention:	Richard M. Pachulski; John W. Lucas

if to Republic, to:

Republic Airways Holdings Inc.

8909 Purdue Road, Suite 300

Indianapolis, IN 46268

Email:	***
Attention:	Chad Pulley

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

900 G Street NW, Suite 900

Washington, DC 20001

Email:	jonathan.corsico@stblaw.com;

benjamin.bodurian@stblaw.com

Attention:	Jonathan Corsico; Benjamin Bodurian

if to United, to:

United Airlines, Inc.

Willis Tower

233 S. Wacker Drive

Chicago, IL 60606

Email:	***
Attention:	***

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1000 Louisiana St., St. 5900

Houston, TX 77002

Email:	klewis@sidley.com; ashukla@sidley.com
Attention:	Kevin Lewis; Atman Shukla

Section 6.4 Interpretation; Certain Definitions; Exhibits and Schedules.

(a) The Parties have participated collectively in the negotiation and drafting of this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions hereof.

(b) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified. The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and references to a Person are also to its permitted successors and assigns. The term “or” is used in the inclusive sense of “and/or”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Any agreement, document or instrument referred to herein shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, including by way of any associated side letters or similar agreements (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument, as amended, in each case, as of such date). Reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). References to “$” or “dollars” means U.S. dollars. Unless the context requires otherwise, any reference to the right of consent or approval of a Party shall be deemed to be a consent or approval that may be withheld, conditioned or delayed in such Party’s sole and absolute discretion.

Section 6.5 Severability. If any term or provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction or other competent authority to be invalid, illegal or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon any such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.6 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. No assignment of this Agreement shall relieve the assigning Party of any of its liabilities or obligations hereunder. Any attempted assignment in violation of this Section 6.6 shall be null and void.

Section 6.7 Entire Agreement. This Agreement, together with the Merger Agreement, (including the exhibits, annexes, schedules and appendices hereto and thereto), constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and they supersede all other prior agreements and understandings among the Parties with respect to the subject matter hereof and thereof.

Section 6.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any Person other than the Parties or their respective successors and permitted assigns any legal or equitable rights, remedies or benefits of any nature whatsoever under or by reason of this Agreement, except for the rights of the Non-Recourse Parties as and to the extent provided in Section 6.13.

Section 6.9 Remedies.

(a) Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.

(b) The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at law.

Section 6.10 Governing Law; Exclusive Jurisdiction.

(a) This Agreement and all matters, claims, controversies, disputes, suits, actions or Proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of Delaware.

(b) Each of the Parties hereby (i) agrees and irrevocably consents to submit itself to the exclusive jurisdiction of the Court of Chancery in the State of Delaware (or if such court finds it lacks subject matter jurisdiction, the federal or other state courts in the State of Delaware) (the “Chosen Courts”) in any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, (ii) agrees that all claims in respect of any such Proceeding will be heard and determined in any Chosen Court, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any Chosen Court, (iv) agrees not to bring or support any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (whether in contract, tort, common or statutory law, equity or otherwise) anywhere other than any Chosen Court and (v) agrees that a final and non-appealable judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Proceeding brought in any Chosen Court in accordance with this Section 6.10. Each of the Parties agrees that the service of any process, summons, notice or document in connection with any such Proceeding may be served upon them in any manner authorized by the laws of the State of Delaware.

Section 6.11 Waiver of Jury Trial; Limitation on Damages.

(a) EACH PARTY (I) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR PROCEEDING THAT MAY ARISE UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND (II) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CONTROVERSY OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) CERTIFIES AND ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION OF THIS AGREEMENT, (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.

(b) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EACH PARTY WAIVES ANY AND ALL RIGHTS WITH RESPECT TO CLAIMS UNDER OR IN CONNECTION WITH THIS AGREEMENT AS TO CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, IN EACH CASE WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, AND EACH PARTY RELEASES THE OTHER PARTIES AND THEIR RESPECTIVE AFFILIATES FROM LIABILITY FOR ANY SUCH DAMAGES; PROVIDED THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO LIMIT THE LIABILITY OF ANY PARTY FOR THE CONSEQUENTIAL DAMAGES SUFFERED BY ANY OTHER PARTY IF THE FIRST PARTY ACTED IN BAD FAITH; AND PROVIDED FURTHER, THAT NOTWITHSTANDING THE FOREGOING AND FOR THE AVOIDANCE OF DOUBT, NO PARTY WAIVES ANY RIGHTS WITH RESPECT TO CLAIMS AS TO DIRECT DAMAGES.

Section 6.12 Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. Delivery of an executed signature page to this Agreement by electronic transmission (including in pdf, DocuSign, email or other means of electronic transmission) shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

Section 6.13 Non-Recourse. Except as otherwise expressly provided in this Agreement, (a) this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the Persons that are expressly identified as Parties herein in their capacities as such, (b) no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith; provided, however, that the foregoing shall not limit the obligations or liabilities of any Non-Recourse Party under any other agreement to which such Non-Recourse Party is party, (c) without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against or make any claims for breach of this Agreement against any Non-Recourse Party. The covenants contained in this Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each of the Non-Recourse Parties and their respective heirs and assigns and shall not be deemed exclusive of any other rights to which any such Person may be entitled, whether pursuant to Law, Contract or otherwise.

Section 6.14 Joint and Several Obligations. Each of Mesa Airlines and Mesa shall be jointly and severally liable for all of the obligations of one or both of such Parties contained in this Agreement.

Section 6.15 Tax Indemnification.

(a) Subject to Section 6.19(e), 6.19(f) and 6.19(h), from the Closing until the date that is the sixth anniversary of the Closing Date, United shall indemnify, defend, save and hold harmless NewCo and its Subsidiaries from and against all liabilities for Indemnified Taxes. “Indemnified Taxes” means any and all out-of-pocket Taxes that Mesa, its Subsidiaries or NewCo are required to pay that are solely attributable to the transactions contemplated by this Agreement; provided that in no event will Indemnified Taxes include any Taxes with respect to a subsequent taxable year that arise from the use of a tax asset or tax attribute in the taxable year of such transaction or transactions and; provided further that, Indemnified Taxes shall include any Tax liability arising out of United’s payment or reimbursement of an Indemnified Tax.

(b) NewCo or its Subsidiaries, as applicable, shall notify United of any claim for Indemnified Taxes as set forth on an applicable Tax Return at least 30 days prior to the due date for the filing of such Tax Return (including any applicable extensions). NewCo shall provide United with information reasonably sufficient to identify and support such claim, provided that, NewCo may provide redacted information. If United has no objection to the claim for Indemnified Taxes, United shall pay NewCo or its Subsidiaries, as applicable, the amount of any such Indemnified Tax within 10 days of receipt of notice of such claim, but in no event earlier than the date the applicable Tax Return is filed. If United objects to a claim for Indemnified Taxes, the Parties shall use commercially reasonable efforts to amicably resolve the disputed items. If any disputed item cannot be resolved prior to the due date for filing the applicable Tax Return, (i) the Parties shall refer the disputed items to an independent accounting firm (an “Independent Accounting Firm”) mutually agreed by them to resolve the disputed items in accordance with procedures similar to those set forth in Section 1.7 for the Independent Valuation Firm, mutatis mutandis; provided that the Independent Accounting Firm shall in all events make its determination in accordance with the Intended Tax Treatment, (ii) NewCo shall be entitled to file the Tax Return adopting its position pending resolution of the dispute and (iii) the Tax Return shall be amended as necessary following the determination of the Independent Accounting Firm. United shall pay NewCo or its Subsidiaries, as applicable, any resulting Indemnified Taxes within 5 days following the determination of the Independent Accounting Firm. Neither NewCo nor any of its Subsidiaries shall amend, refile or otherwise modify any Tax Return if the effect of such action would reasonably be expected to increase the amount of Indemnified Taxes; provided that to the extent Newco or any of its Subsidiaries determines that it is necessary or appropriate to refile or file an amended Tax Return or otherwise modify any such Tax Return, the provisions of this Section 6.15(b) shall apply in full to such amendment, refiling or modification.

(c) To the extent a claim for Indemnified Taxes arises in connection with an audit, investigation or other proceeding by a Governmental Entity (a “Tax Audit”), NewCo or its Subsidiaries, as applicable shall provide notice of such claim to United as soon as reasonably practicable following the identification of such claim or potential claim for Indemnified Taxes in connection with such Tax Audit. NewCo and its Subsidiaries, as applicable, shall control the conduct of any Tax Audit in respect of an Indemnified Tax; provided that United may employ counsel of its choice and, at its own expense, review and comment on any written submission and NewCo or its Subsidiaries shall keep United reasonably informed on a timely basis of the progress and substantive aspects of such Tax Audit. Subject to this Section 6.15, NewCo or its Subsidiaries shall be entitled to prosecute, control, settle or resolve any Tax Audit in its reasonable discretion; provided that neither NewCo nor its Subsidiaries shall enter into any settlement or resolution that would result in a payment by United hereunder without first notifying United and taking into account any reasonable requests of United with respect to such settlement or resolution.

Section 6.16 Intended Tax Treatment. The Parties intend and agree that the transactions set forth in Section 1.4(c), Section 1.5, Section 1.6, Section 1.7, Section 2.1 (other than Sections 2.1(d) and (e)), Section 2.2, Section 2.3 and Section 3.2, to the extent that such transactions are between any of Republic, Mesa, NewCo or their respective Subsidiaries on the one hand and United on the other, are to be accounted for in the manner set forth on Schedule 6.16 (the “Intended Tax Treatment”). The Parties shall file all Tax Returns in accordance with, and not take any position on any Tax Return that is inconsistent with, the Intended Tax Treatment unless required by a final determination as such term is defined in Section 1313(a) of the Code.

Section 6.17 Lock-Up; Registration Rights.

(a) Following the date hereof, the Mesa and Republic shall use their respective commercially reasonable efforts to negotiate with each of the stockholders of Republic set forth on Schedule 6.17 to provide that, effective as of the Closing, there will be a customary lock-up agreement (not to exceed *** days in duration) in place between NewCo, on the one hand, and each such stockholder, on the other hand; provided, however, that, notwithstanding anything to the contrary in this Agreement, United shall in no event be required to enter into a lock-up arrangement that either (x) exceeds *** days in duration or (y) is more restrictive to United than to any other stockholder of NewCo. For the avoidance of doubt, the actual entry into such lock-up agreements shall not serve as a condition to the Closing. If no such lock-up agreement has been entered into as of the date that is 10 Business Days prior to the Form S-4 being filed, then the Parties shall discuss in good faith reasonable appropriate revisions to the time periods referenced in Section 2.1(b)(i), Section 2.1(c)(i) and to the time period referenced in the definition of NewCo Stock Value, but no Party shall have any obligation under this sentence to agree to any such revisions.

(b) As promptly as reasonably practicable following the execution of this Agreement, the Parties (other than the Mesa Representative) shall use reasonable best efforts to draft a customary registration rights agreement providing United with registration rights no less favorable to United than the registration rights contained in the Stockholders Agreement, and to cause NewCo to (and United shall cause itself or its applicable Affiliate to) enter into such agreement effective as of the Closing (the “Registration Rights Agreement”). Prior to and at the Closing, none of NewCo, Mesa and Republic shall grant any shareholder rights with regard to NewCo (including without limitation as to board representation, board observers, information rights, consent rights, advance notice rights, or registration rights, etc.) to any person other than United, in each case unless prior to or at the Closing NewCo grants to United equivalent (or superior) rights (including, if applicable, in the Registration Rights Agreement or in an amendment thereto (which United shall promptly execute or cause its applicable Affiliate to execute) reflecting the grant of such additional rights to United).

Section 6.18 Public Announcements. Each Party agrees that no press release or other public announcement, or public statement or comment concerning this Agreement or the transactions contemplated hereby or by the other Transaction Agreements, shall be issued or made by any Party, or any of their Affiliates or Representatives, without the consent of each other Party (other than the Mesa Representative), such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that, subject to the immediately following proviso, the issuance or making of a press release or other public announcement, regulatory filing, statement or comment without such consent shall not be in violation of this Section 6.18 if both of the following conditions have been satisfied in full: (i) such public announcement, regulatory filing, statement or comment is made in order to comply with applicable Laws or stock exchange rules and (ii) following commercially reasonable efforts to obtain consent from the other Parties (other than the Mesa Representative), in the reasonable judgment of the Party or Affiliate making such announcement, regulatory filing, statement or comment (based upon advice of counsel), prior review and joint approval would prevent dissemination of such release or announcement in a sufficiently timely fashion to comply with such applicable Laws or rules; provided, further, that in all instances, each Party shall provide prompt prior notice of any such release, announcement, statement or comment to the other Parties and a reasonable opportunity to review and comment as to any such release, announcement, statement or comment prior to the publicity of or making of the same, except in the case of an announcement, regulatory filing, statement or comment made under and in compliance with the immediately preceding proviso in which case concurrent notice rather than prior notice will be sufficient for the purpose of this proviso. Notwithstanding the foregoing, this Section 6.18 shall not prohibit releases or announcements regarding the transactions contemplated by this Agreement in response to questions from the press, analysts, investors or those attending industry conferences, and internal announcements to employees, in each case, to the extent that such releases or announcements are not inconsistent with previous public releases or announcements made jointly by the Parties or approved by the Parties, and otherwise in compliance with this Section 6.18, and provided that such public releases or announcements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Section 6.18, (i) this Section 6.18 shall not apply to any public announcements concerning solely Mesa or any of its Affiliates, on the one hand, and Republic or any of its Affiliates, on the other hand (the intention of such Persons being that Section 5.10 of the Merger Agreement shall solely govern the obligations of such Persons with respect to any such public announcements) and (ii) United shall not have any rights or remedies under this Section 6.18 to the extent any public announcements do not disclose any details related to United, its status as a party to this Agreement or its involvement in the transactions contemplated hereby. The covenants and agreements contained in this Section 6.18 shall survive from the date hereof through the Closing; provided, however, that upon the termination of this Agreement in accordance with its terms, the covenants and agreements contained in this Section 6.18 shall continue to apply until the date that is 18 months following such termination (such date, the “End Date”) solely with respect to public announcements, press releases, public statements and other public comments that address such termination and the circumstances surrounding it, and following such End Date the covenants and agreements contained in this Section 6.18 shall otherwise be deemed to be null and void and of no further force or effect (but without limitation to any rights or remedies as to any breach of such covenants and agreements prior to the End Date).

Section 6.19 Indemnity Procedures.

(a) In order for a NewCo Indemnitee to be entitled to any indemnification provided for under Section 1.9(d) for an Archer Indemnified Claim or under Section 2.2(c) for a Shareholder Indemnified Claim (the beneficiaries of the indemnification obligations contemplated by Section 1.9(d) or Section 2.2(c) (as applicable) are referred to herein as “Indemnitees” and each an “Indemnitee” and any Archer Indemnified Claim or Shareholder Indemnified Claim (as applicable) is referred to herein as a “Claim”), such Indemnitee must notify United in writing of such Claim (setting forth in reasonable detail the facts giving rise to such Claim (to the extent known by such Indemnitee) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of such Claim) promptly (and in any event within 30 days) after receipt by such Indemnitee of notice of such Claim; provided, however, that any failure or delay by such Indemnitee to notify United will not relieve United from its obligations hereunder, except to the extent United has been prejudiced by such failure or delay. Thereafter, the applicable Indemnitee shall deliver to United, promptly (and in any event within 30 days) after such Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnitee relating to the Claim; provided, however, that any failure or delay by such Indemnitee to deliver such notices and documents to United will not relieve United from its obligations hereunder, except to the extent United has been prejudiced by such failure or delay.

(b) If a Claim is made against any Indemnitee, United shall be entitled to participate in the defense thereof and (unless United is also a party to such Claim and Indemnitee provides United with written advice of outside counsel to the effect that there are legal defenses available to Indemnitee that are different from or additional to those available to United that, if Indemnitee and United were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice the prosecution of the defenses available to such Indemnitee), if it so chooses upon written notice delivered to the Indemnitee not more than 30 days following the date on which the Indemnitee first notifies United of the Claim, to assume the defense thereof with counsel selected by United. The assumption of the defense of any Claim shall not require United to agree to be liable for any Losses in respect of such Claim and shall be without prejudice to any rights or defenses of United in respect of whether any Indemnitee is entitled to indemnification for any particular Loss. If United assumes the defense of a Claim in accordance with this Section 6.19(b), United shall not be liable to Indemnitees for any legal expenses incurred by Indemnitees in connection with the defense thereof. If United assumes the defense of a Claim in accordance with this Section 6.19(b), Indemnitees shall have the right to participate in the defense thereof and to employ counsel, at their own expense, separate from the counsel employed by United, it being understood that United shall control such defense. If United chooses to defend or prosecute a Claim, all Indemnitees shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon United’s request) the provision to United of records and information that are reasonably relevant to such Claim, and making employees available at such times and places as may be reasonably necessary to defend against such Claim for the purpose of providing additional information, explanation or testimony in connection with such Claim. Whether or not United assumes the defense of a Claim, Indemnitees shall not admit any liability with respect to, or settle, compromise or discharge, such Claim without United’s prior written consent (not to be unreasonably withheld, conditioned or delayed). If United assumes the defense of a Claim, United shall not settle such Claim without the consent of the Indemnitee to which the Claim relates, except that United shall have the right to settle such Claim without the consent of such Indemnitee if such settlement (i) provides as its sole relief the payment of monetary damages as to which such Indemnitee will be indemnified in full, (ii) includes an unconditional release of each applicable Indemnitee from all liability arising out of such Claim and (iii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnitee, and (iv) does not otherwise materially and adversely affect the applicable Indemnitee other than as a result of money damages as to which such Indemnitee will be indemnified in full. Any participation or assumption by United or Indemnitees shall not constitute a waiver by such party of any attorney-client privilege in connection with any Claim.

(c) If United chooses to defend any Claim, Indemnitees (A) shall not, without the prior written consent of United (which consent shall not be unreasonably withheld, conditioned or delayed), cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of Indemnitees (the “Subject Materials”) relating to such Claim and (B) shall, upon the reasonable request of United, make reasonably available to United such books, records or other documents and employees and representatives reasonably related to such Claim or any related claim or counterclaim that are within Indemnitees’ possession, custody or control that are necessary or appropriate for such litigation or other legal proceeding or for any internal or external audit work in respect of such Claim conducted by United. Each Indemnitee hereto acknowledges and agrees, on behalf of itself and its Affiliates, that (i) it shares a common legal interest with United in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials or any other communications, documents or materials in connection with any actual or threatened Claim will further such common legal interest and (iii) by disclosing any Subject Materials or any other communications, documents or materials in connection with any actual or threatened Claim to United, Indemnitees shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection.

(d) Indemnitees and United shall cooperate with each other with respect to resolving any claim or liability with respect to which United is obligated to indemnify Indemnitees hereunder, including by making all reasonable efforts to mitigate or resolve any such claim or liability after Indemnitees gain actual knowledge of such claim or liability.

(e) In the event of any claim or dispute among any Indemnitee and United as to whether such Indemnitee is entitled to indemnification under this Agreement for any particular Loss or Losses, the non-prevailing party in such claim or dispute shall reimburse the prevailing party for the reasonable and documented attorneys’ fees incurred by the prevailing party solely in connection with such claim or dispute. In connection with any particular claim or dispute, (i) the applicable Indemnitee will be deemed the “non-prevailing party” if a court of competent jurisdiction, in a final and non-appealable order, has determined that such Indemnitee is entitled to less than 50% (measured by dollar value) of the aggregate amount of Losses sought to be recovered from United (and, in such instance, United will be deemed the “prevailing party”) and (ii) United will be deemed the “non-prevailing party” if a court of competent jurisdiction, in a final and non-appealable order, has determined that such Indemnitee is entitled to 50% or more (measured by dollar value) of the aggregate amount of Losses sought to be recovered from United (and, in such instance, such Indemnitee will be deemed the “prevailing party”). For the avoidance of doubt, this Section 6.19(e) shall not apply to any given claim or dispute unless a court of competent jurisdiction has issued a final and non-appealable order regarding such Indemnitee’s entitlement to indemnification for the applicable amount of Losses sought to be recovered from United and, more particularly, this Section 6.19(e) shall not apply in the case of any settlement or other similar non-judicial resolution between such Indemnitee and United.

(f) Notwithstanding anything to the contrary contained in this Agreement, United’s indemnity obligations pursuant to Section 2.2(c) and Section 6.15, taken together, shall not exceed, in the aggregate, $***. For the avoidance of doubt, United’s indemnity obligations pursuant to Section 1.9(d) shall not be subject to any monetary limitations.

(g) The amount of any claim for indemnification pursuant to Section 1.9(d) or Section 2.2(c) (as applicable) will be reduced by the amount of any insurance proceeds actually recovered (less the cost to collect the proceeds of such insurance and the amount, if any, of any retroactive or other premium adjustments reasonably attributable thereto) by Indemnitees.

(h) Each Indemnitee acknowledges that its sole and exclusive remedy with respect to any and all claims in connection with any Claim shall be pursuant to the indemnification provisions set forth in Section 1.9(d) or Section 2.2(c) (as applicable) and this Section 6.19. In furtherance of the foregoing, each Indemnitee hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for damages it may have against United arising out of Section 1.9(d) or Section 2.2(c) (as applicable) except pursuant to the indemnification provisions set forth in Section 1.9(d) or Section 2.2(c) (as applicable) and this Section 6.19.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MESA AIR GROUP, INC.

By:	/s/ Michael Lotz
Name:	Michael Lotz
Title:	President

MESA AIRLINES, INC.

By:	/s/ Michael Lotz
Name:	Michael Lotz

REPUBLIC AIRWAYS HOLDINGS INC.

By:	/s/ Joseph P. Allman
Name:	Joseph P. Allman
Title:	Senior Vice President and Chief Financial Officer

UNITED AIRLINES, INC.

By:	/s/ Michael Leskinen
Name:	Michael Leskinen

MESA REPRESENTATIVE

By:	/s/ Harvey Schiller
Name:	Harvey Schiller